                                                                    EXHIBIT 10.1




                              AMENDED AND RESTATED


                       LIMITED LIABILITY COMPANY AGREEMENT

                                       of

                                 HOVENSA L.L.C.

                                     between

                                PDVSA V.I., INC.

                                       and

                          HESS OIL VIRGIN ISLANDS CORP.




                          Dated as of October 30, 1998

                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

1.1  Definitions; Usage........................................................1
1.2  Interpretation............................................................1


                                   ARTICLE II

                                  ORGANIZATION

2.1  Formation of the Company..................................................2
2.2  Name......................................................................2
2.3  Purposes..................................................................2
2.4  Principal Place of Business...............................................3
2.5  Registered Office; Filings................................................3
2.6  Ownership of Property.....................................................3
2.7  Liability of Members......................................................3
2.8  Term......................................................................3


                                   ARTICLE III

                                 COMPANY CAPITAL

3.1  Percentage Interests......................................................4
3.2  Capital Contributions.....................................................4
3.3  Additional Contributions..................................................4
3.4  Defaulting Member.........................................................4
3.5  Advances by a Non-Defaulting Member.......................................4
3.6  Cure of an Investment Default.............................................5
3.7  Suspension of Rights; Change in Percentage Interest.......................5


                                   ARTICLE IV

                                   ALLOCATIONS

4.1  Profits...................................................................8
4.2  Losses....................................................................8
4.3  Special Allocations.......................................................8
4.4  Curative Allocations.....................................................10
4.5  Loss Limitation..........................................................10
4.6  Other Allocation Rules...................................................11

4.7  Tax Allocation; Code Section 704(c)......................................11


                                    ARTICLE V

                                  DISTRIBUTIONS

5.1  Distributions............................................................12
5.2  Certain PDVSA V.I. Distributions Directed to HOVIC.......................12
5.3  No Priority..............................................................12
5.4  Form of Distributions....................................................12
5.5  Distributions Upon Liquidation...........................................12
5.6  Restricted Distributions.................................................13
5.7  Third Party Restrictions on Certain Cash Distributions...................13


                                   ARTICLE VI

                     MANAGEMENT AND OPERATION OF THE COMPANY

6.1  Executive Committee......................................................14
6.2  Officers of the Company..................................................15
6.3  Certain Specified Matters Requiring Executive Committee Approval.........16
6.4  Meetings of the Executive Committee; Quorum..............................20
6.5  Compensation, Reimbursement and Expenses.................................21
6.6  Operating Restrictions...................................................21
6.7  Operations Advisory Committee............................................21
6.8  Secondment of Personnel..................................................22
6.9  Liability of the Executive Committee.....................................22
6.10 Duties...................................................................22
6.11 Deadlock of Executive Committee..........................................23
6.12 Budget and Business Plan; Annual Refinery Program........................23
6.13 Marketing................................................................25
6.14 Employment Policy........................................................25


                                   ARTICLE VII

                     CERTAIN OTHER AGREEMENTS OF THE MEMBERS

7.1  Ratification and Authorization...........................................26
7.2  Reasonable Best Efforts..................................................26
7.3  Company Records; Tax Matters.............................................26
7.4  Reports..................................................................28
7.5  Company Information; Confidentiality.....................................29
7.6  Insurance................................................................30
7.7  Election of LIFO Accounting Method.......................................30
7.8  Completion of Coker Project..............................................30
7.9  Storage and Blending Facilities..........................................31

                                  ARTICLE VIII

                           TRANSFERS AND RESIGNATIONS

8.1  Restriction on Transfers of Interests....................................31
8.2  Permitted Transfers of Interests.........................................32
8.3  Conditions to Transfers of Interests.....................................34
8.4  Change of Control........................................................35
8.5  Unauthorized Change of Control...........................................36
8.6  Resignation..............................................................37


                                   ARTICLE IX

                                   DISSOLUTION

9.1  Dissolution Events.......................................................37
9.2  Winding-Up...............................................................37
9.3  Negative Capital Accounts................................................39
9.4  Rights of the Members....................................................39
9.5  Notice of Dissolution....................................................39
9.6  Termination of the Company...............................................39
9.7  Reasonable Time for Winding-Up...........................................39
9.8  Contribution to New Company..............................................39


                                    ARTICLE X

                                 INDEMNIFICATION

10.1 Indemnification..........................................................40
10.2 Duration.................................................................42


                                   ARTICLE XI

                                  MISCELLANEOUS

11.1 Governing Law............................................................42
11.2 Submission to Jurisdiction; Appointment of Agent for Service of
     Process; Waiver of Objection to Venue....................................42
11.3 Binding Effect...........................................................43
11.4 Third Party Rights.......................................................43
11.5 Notices..................................................................43
11.6 Waiver and Amendments....................................................44
11.7 Headings.................................................................44
11.8 Entire Agreement.........................................................44

                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 HOVENSA L.L.C.

                  This Amended and Restated Limited Liability Company Agreement (the "Agreement") of HOVENSA L.L.C. is made and entered into, effective as of October 30, 1998, by and among PDVSA V.I., Inc., a U.S. Virgin Islands corporation ("PDVSA V.I."), Hess Oil Virgin Islands Corp., a U.S. Virgin Islands corporation, ("HOVIC") and HOVENSA L.L.C., a U.S. Virgin Islands limited liability company (the "Company"). PDVSA V.I. and HOVIC are referred to herein individually as a "Member" and, collectively, as the "Members."

                                   WITNESSETH:

                  WHEREAS, the Company was formed as a limited liability company pursuant to the provisions of the Act on June 30, 1998;

                  WHEREAS, the Members desire to continue the Company, and to have the Company own and operate the Refinery;

                  WHEREAS, the Members desire that the Company undertake and complete the Coker Project; and

                  WHEREAS, PDVSA V.I., HOVIC and the Company have entered into the Asset Purchase and Contribution Agreement, pursuant to which PDVSA V.I. will purchase from HOVIC an undivided interest in certain assets relating to the Refinery and both PDVSA V.I. and HOVIC will contribute (or cause to be contributed) to the Company each of their respective interests in such assets.

                  NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

                  1.1 Definitions; Usage. Unless the context shall otherwise require, terms used herein and not defined herein shall have the meanings assigned to them in the Glossary attached hereto, which is hereby incorporated in the terms of this Agreement.

                  1.2 Interpretation. In this Agreement and in the Schedules, Exhibits, Annexes and Appendices hereto:

                  (a) the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

                  (b) unless otherwise specified, references to Articles, Sections, clauses, Schedules, Exhibits, Annexes and Appendices are references to Articles, Sections and clauses of, and Schedules, Exhibits, Annexes and Appendices to, this Agreement;

                  (c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein; and

                  (d) references to any Party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

                                   ARTICLE II

                                  ORGANIZATION

                  2.1 Formation of the Company. PDVSA V.I. and HOVIC have formed and established the Company as a limited liability company under the Act. Effective as of the Closing, the rights, duties and liabilities of the Members as such shall be as provided in this Agreement and, except as herein otherwise expressly provided, in the Act.

                  2.2 Name. The name of the Company shall be HOVENSA L.L.C., under which all business affairs of the Company shall be conducted, except that the Executive Committee may (i) change the name of the Company or (ii) elect to conduct the business of the Company under another name; provided that any such name shall contain the words "limited liability company," the abbreviation "L.L.C." or the designation "LLC". The Company shall not include in its name, nor use in connection with its operations, any name, trademark, service mark, logo or advertising slogan of any Member without the express written consent of both Members.

                  2.3 Purposes. (a) The Company is formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. In furtherance of its purpose, (i) the Company shall have and may exercise all of the powers now or hereafter conferred by the Act and the other laws of the U.S. Virgin Islands on limited liability companies formed under the Act and (ii) the Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company.

                  (b) Without limiting the permissible scope of the Company's activities for purposes of the Act, the Members have agreed that the initial business of the Company shall consist of the following activities:

                  (i)      own and operate the Assets and the Refinery Business,

                  (ii) construct a coker with an approximate minimum capacity of 45,000 barrels per day and related facilities substantially in accordance with the Coker Project EPC Proposals and make such improvements to the Refinery as are necessary to allow the Refinery to process heavy sour crude oil in a deep conversion mode (the coker, related facilities and improvements collectively, the "Coker Project"),

                  (iii) enter into long-term crude supply agreements for the purchase of certain crude oil from Petromar and to purchase other feedstocks as may be required in operating the Refinery Business, and

                  (iv) market and sell the products produced by the Refinery Business (collectively, the "Company Business").

                  2.4 Principal Place of Business. The Company's principal place of business shall be located in St. Croix, U.S. Virgin Islands, or such other location as the Executive Committee may from time to time determine. The Company may have such other places of business as the Executive Committee may determine to be appropriate.

                  2.5 Registered Office; Filings. The Company shall maintain a registered office at the offices of 1 Estate Hope, St. Croix, U.S. Virgin Islands 00850, or at such other location as the Executive Committee may from time to time determine. The Company shall maintain a registered agent for service of process in the U.S. Virgin Islands. The Executive Committee shall cause to be executed, filed and published all such certificates, notices, statements or other instruments required under the laws of any jurisdiction.

                  2.6 Ownership of Property. The Interest of each Member shall be personal property for all purposes. All Property and interests in Property owned by the Company shall be deemed owned by the Company as an entity, and no Member individually shall have any ownership of such Property or interest in Property except as a Member in the Company.

                  2.7 Liability of Members. No Member shall have any personal liability whatsoever in its capacity as a Member for the debts, liabilities, contracts or other obligations of the Company, except to the extent of Capital Contributions paid to the Company by such Member or as otherwise provided in the Act. Except as otherwise provided by this Agreement or applicable law, each Member shall be liable only to make the Capital Contributions specified in Sections 3.2 and 3.3, and shall not be required to make any other contributions or to lend or advance funds to the Company for any purpose.

                  2.8 Term. The Company was formed upon the filing of the Certificate with the office of the Lieutenant Governor of the U.S. Virgin Islands on June 30, 1998, and shall exist in perpetuity until its termination pursuant to this Agreement.

                                   ARTICLE III

                                 COMPANY CAPITAL

                  3.1 Percentage Interests. (a) Upon the terms and subject to the conditions of this Agreement, the relative Interests of PDVSA V.I. and HOVIC in the Company will, upon execution of this Agreement, be equal to their Percentage Interests.

                  (b) The Interest of PDVSA V.I. is subject to a Lien to secure the payment in full of amounts due under the Note and the Contingency Amount Note, all as more fully provided in the Security Agreement.

                  3.2 Capital Contributions. Upon the terms and subject to the conditions of this Agreement and the Asset Purchase and Contribution Agreement, each of PDVSA V.I. and HOVIC shall contribute to the Company the assets and liabilities required to be contributed to the Company pursuant to Section 2.2 of the Asset Purchase and Contribution Agreement.

                  3.3 Additional Contributions. If at any time the Members unanimously determine that the Company requires additional capital and that such additional capital cannot or should not be obtained through third-party debt financing, (i) the Members shall authorize the Executive Committee to make one or more capital calls up to an aggregate amount specified by the Members, (ii) the Executive Committee shall, as it deems appropriate, notify the Members in writing of the amount of additional capital required at any given time and (iii) each Member shall within thirty (30) days of such notice make a capital contribution (an "Additional Contribution") to the capital of the Company in an amount equal to the required additional capital multiplied by such Member's Percentage Interest in the Company; provided, however, that it is the Members' current expectation that additional capital contributions to the Company by the Members will not be required and provided, further, that Additional Contributions shall not be Distributable Cash. All Additional Contributions shall be made in cash unless the Members mutually agree otherwise.

                  3.4 Defaulting Member. If a Member (a "Defaulting Member") fails to make any Capital Contribution required pursuant to Section 3.2 or 3.3 and such default continues unremedied for five (5) Business Days after the Executive Committee or one of the non-defaulting Members notifies the Defaulting Member of such failure, such failure shall be deemed to constitute an "Investment Default". The amount of an Investment Default (the "Default Amount") shall accrue interest at the Default Rate, as in effect from time to time, payable quarterly by the Defaulting Member to the Advancing Member or the Company, as the case may be, from the date of the Investment Default until the date the Default Amount and any accrued and unpaid interest is paid in full or converted to a Capital Contribution pursuant to Section 3.7(d).

                  3.5 Advances by a Non-Defaulting Member. (a) Upon the occurrence of an Investment Default, a non-defaulting Member (the "Advancing Member") may send the Executive Committee and the Defaulting Member a notice (the "Advancing Notice") that it intends to advance all or a portion of the Default Amount as a loan. The Advancing Member shall advance to the Company (within ten (10) Business Days after the delivery of the Advancing Notice to the Executive Committee and the Defaulting Member) the entire amount indicated in the Advancing Notice (the "Advance Amount") if the Defaulting Member has not cured the Investment Default within five (5) Business Days after the delivery of the Advancing Notice by the Advancing Member.

                  (b) With regard to each advance in respect of an Investment Default, an Advancing Member shall be entitled to take all (or its pro rata portion if there is more than one Advancing Member) of the Defaulting Member's share of Distributions (such Distributions otherwise due to the Defaulting Member and paid to an Advancing Member are referred to hereinafter as "Redirected Distributions") until the net aggregate Redirected Distributions received by such Advancing Member equals (A) its Advance Amount, plus (B) two hundred fifty percent (250%) of its Advance Amount (the "Default Premium"), plus
(C) interest on its Advance Amount at the Default Rate accruing from the date of the advance until the date on which such Advancing Member has recovered all amounts owing to it in respect of such advance. Any Redirected Distributions shall be applied first against accrued interest on the Advance Amount, second against any Default Premium and third against the Advance Amount, with any excess being remitted to the Defaulting Member. If any Advancing Member has advanced multiple Advance Amounts on different dates, the Redirected Distributions received by such Member shall be applied first against accrued interest on each Advance Amount, second against any Default Premium on such Advance Amount and third against the Advance Amounts in each case in the order in which such Advance Amounts were advanced, with the excess being remitted to the Defaulting Member.

                  (c) Subject to Section 3.7(d), for Capital Account purposes, an Advance Amount shall be considered a loan from the Advancing Member to the Defaulting Member followed by a contribution by the Defaulting Member of the Advance Amount to the Company. For Distribution and Capital Account purposes, a Redirected Distribution shall be considered a Distribution to the Defaulting Member followed by the Defaulting Member's payment of that amount to the Advancing Member in respect of the aforementioned loan.

                  3.6 Cure of an Investment Default. To cure an Investment Default, the Defaulting Member shall pay (i) to each Advancing Member in the manner set forth in Section 3.5(b), an amount equal to (A) its Advance Amount, plus (B) the Default Premium, plus (C) interest on its Advance Amount at the Default Rate from the date of the advance to the date of repayment, in each case to the extent not previously recovered by such Advancing Member pursuant to
Section 3.5(b), and (ii) to the Company, an amount equal to (A) the Default Amount, to the extent not advanced by the non-defaulting Members, plus (B) interest on such amount at the Default Rate from the date of default to the date of the repayment, in each case to the extent not recovered by the Company pursuant to Section 3.7(a). All such payments to the Company shall be applied first against accrued interest on the Default Amount and second against the Default Amount.

                  3.7 Suspension of Rights; Change in Percentage Interest. (a) For so long as an Investment Default has occurred and is continuing, the Defaulting Member shall not be entitled to any Distributions and the Distributions to which the Defaulting Member otherwise would have been entitled (i) first, shall be allocated to the Advancing Members pursuant to Section 3.5(b), (ii) second, after all amounts due to Advancing Members under Section 3.5(b) have been paid in full, shall be paid to the Company pursuant to Section 3.6(ii), to be applied first against accrued interest on the Default Amount and then against the Default Amount, and (iii) third, after all amounts due to the Advancing Members under Section 3.5(b) and to the Company under Section 3.6(ii) have been paid in full, any remaining Distributions shall be remitted to the Defaulting Member. For so long as an Investment Default by PVDSA V.I. has occurred and is continuing during the Restricted Period, PDVSA V.I. shall not be entitled to any Distributions and, the Distributions to which PDVSA would have been entitled (i) first, shall be applied to any unpaid amounts due under the Note and Contingency Amount Note, pursuant to Section 5.2, (ii) second, after all unpaid amounts owed with respect to the Note and Contingency Note under Section 5.2 have been paid in full, shall be allocated to the Advancing Members pursuant to Section 3.5(b), (iii) third, after all amounts due to Advancing Members under Section 3.5(b) and with respect to the Note and Contingency Amount Note under Section 5.2 have been paid in full, shall be paid to the Company pursuant to Section 3.6(ii), to be applied first against accrued interest on the Default Amount and then against the Default Amount and (iv) fourth, after all amounts due to Advancing Members under
Section 3.5(b), with respect to the Note and Contingency Amount Note under
Section 5.2 and to the Company under Section 3.6(ii) have been paid in full, any remaining Distributions shall be remitted to PDVSA V.I.

                  (b) For so long as a Member is a Defaulting Member or has committed a material breach of Article VIII which remains uncured, such Member's Representatives shall not be entitled to vote, nor shall the vote of such Member's Representatives be required, with respect to any matters requiring a vote of the Executive Committee pursuant to this Agreement; provided, however, that such Member's Representatives shall retain their rights for thirty (30) days under Article VI with respect to the matters set forth in Section 6.3(a)(i), (ii), (iii), (iv) (but only if the assets in question have a Fair Market Value of more than $25,000,000), (v), (vi), (vii), (xviii), (xix) and (xxiii) following which thirty (30) day period such Member's Representatives shall retain their rights under Article VI with respect only to the matters set forth in Section 6.3(a)(i), (vii), (xix) and (xxiii) (but only in connection with a decision to permanently shut down the Refinery).

                  (c) If an Event of Default occurs under the Note or the Contingency Amount Note, and is continuing, PDVSA V.I.'s Representatives shall not be entitled to vote, nor shall the vote of PDVSA V.I.'s Representatives be required, with respect to any matters requiring a vote of the Executive Committee pursuant to this Agreement; provided, however, that PDVSA's Representatives shall retain their rights under Article VI with respect to the matters set forth in Section 6.3(a)(i), (ii), (iii), (iv) (but only if the assets in question have a Fair Market Value of more than $25,000,000), (v),
(vi), (vii), (xviii), (xix) and (xxiii) and, provided further, that if (i) the default giving rise to such Event of Default has continued or is continuing for a period of more than thirty (30) days or (ii) there is at any time prior to the end of such thirty (30) day period a material or anticipatory breach by the seller under either Crude Oil Supply Agreement, PDVSA V.I. shall retain only those rights under Article VI with respect to the matters set forth in

Section 6.3(a)(i), (vii), (xix) and (xxiii) (but only in connection with a decision to permanently shut down the Refinery).

                  (d) If (i) an Investment Default has occurred and is continuing for a period of more than thirty (30) days or (ii) all amounts payable with respect to the loan made by an Advancing Member under Section 3.5(b) have not been repaid in full within twelve (12) months of the payment by an Advancing Member of an Advance Amount to the Company, then such Advancing Member may, on ten (10) days notice (the "Contribution Notice") to the Executive Committee and the Defaulting Member, elect to (A) have any Advancing Amount paid by it after the date of such notice treated as a capital contribution to the Company rather than a loan to the Defaulting Member or (B) assign to the Company, as consideration for a capital contribution, all of its right, title and interest in and to the outstanding portion of any Advance Amount previously made as a loan (including all outstanding principal and interest, but excluding Default Premium) as specified in such Contribution Notice, whereupon (1) such Advance Amount (including all interest but excluding Default Premium accrued thereon) and the corresponding loan deemed to have been made by the Advancing Member to the Defaulting Member under Section 3.5(c) shall be canceled and (2) an amount equal to the principal of and interest (but excluding Default Premium) accrued on such Advance Amount shall be credited, for book and tax purposes, to the Capital Account of the Advancing Member assigning such Advance Amount, and an amount equal to the principal and interest (but excluding Default Premium) accrued on such Advance Amount shall be debited from the Capital Account of the Defaulting Member. Upon such election, the Advancing Member shall have its Percentage Interest increased to reflect the payment of such capital contribution and the Defaulting Member's Percentage Interest shall be reduced as provided in Section 3.7(f).

                  (e) If a Member has committed a material breach of Article VIII which remains uncured, or the circumstances described in clauses (i) or
(ii) of the proviso to Section 3.7(c) have occurred and are continuing, the consent of the breaching Member or PDVSA V.I. (as the case may be) shall not be required in order for the Members to authorize the Executive Committee to call for Additional Contributions pursuant to Section 3.3 and such breaching Member's or PDVSA V.I's (as the case may be) vote shall not be required in order for the Executive Committee to notify Members of a call for Additional Contributions. If, under such circumstances, the Executive Committee makes a call for Additional Contributions and the breaching Member or PDVSA V.I. (as the case may be) fails to meet such call within (30) days of the Executive Committee notice contemplated by Section 3.3, the non-Defaulting Member shall make all or a portion of the Defaulting Member's Additional Contribution; provided, however, that under such circumstances the non-Defaulting Member may not make an Advancing Notice. Upon such contribution, the non-Defaulting Member's Percentage Interest shall be increased to reflect the payment of such capital contribution and the Defaulting Member's Percentage Interest shall be reduced as provided in
Section 3.7(f).

                  (f) Upon delivery of a Contribution Notice pursuant to Section 3.7(d), or the payment by the non-defaulting Member to the Company of all or a portion of the Defaulting Member's Additional Contribution pursuant to Section 3.7(d) or (e), the Advancing Member's Percentage Interest shall be adjusted by increasing the Percentage Interest of such Advancing

Member (and making a corresponding reduction in the Percentage Interest of the Defaulting Member) to a new percentage the amount of which shall be calculated to equal a fraction, the numerator of which is X and the denominator of which is Y, where (i) X equals the sum of (1) the Capital Account of the Advancing Member as of the Effective Time and (2) the aggregate amount contributed by the Advancing Member in respect of all requests for Additional Contributions under
Section 3.3 or Section 3.7(e) prior to such date and (3) the aggregate amount of (and accrued interest, if any, on) the Advance Amount so paid or assigned to the Company and any Advance Amount and accrued interest thereon previously paid or assigned to the Company by the Advancing Member making such payment or assignment (in the case of capital contributions and Advance Amount, deflated to January 1, 1999 dollars based on the Implicit GDP Price Deflater published quarterly by the U.S. Department of Commerce) and (ii) Y equals the sum of (1) the Capital Accounts of the Members as of the Effective Time and (2) the amounts, if any, contributed by each of the Defaulting Member and by the Advancing Member in respect of all requests for Additional Contributions under
Section 3.3 or Section 3.7(e) prior to such date and (3) the aggregate principal amount of (and accrued interest, if any, on) the Advance Amount so paid or assigned to the Company and any Advance Amount and accrued interest thereon previously assigned to the Company by either Member (in the case of capital contributions and Advance Amount, deflated to January 1, 1999 dollars based on the Implicit GDP Price Deflater published quarterly by the U.S. Department of Commerce).

                                   ARTICLE IV

                                   ALLOCATIONS

                  4.1 Profits. After giving effect to the special allocations set forth in Sections 4.3 and 4.4, Profits for any Allocation Year shall be allocated to the Members in proportion to their Percentage Interests.

                  4.2 Losses. After giving effect to the special allocations set forth in Sections 4.3 and 4.4 and subject to Section 4.5, Losses for any Allocation Year shall be allocated to the Members in proportion to their Percentage Interests.

                  4.3 Special Allocations. The following special allocations shall be made in the following order:

                  (a) Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                  (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for this Article IV have been tentatively made as if this Section 4.3(c) were not in this Agreement.

                  (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.3(c) and this Section 4.3(d) were not in the Agreement.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

                  (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

                  (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis of the asset) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                  (h) Allocations Relating to Taxable Issuance of Company Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Interests by the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each Member if the Issuance Items had not been realized.

                  4.4 Curative Allocations. The allocations set forth in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) and 4.5 (the
"Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Tax Committee shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.1, 4.2, and 4.3(h).

                  4.5 Loss Limitation. Losses allocated pursuant to Section 4.2 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.2, the limitations set forth in this Section 4.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

                  4.6 Other Allocation Rules. (a) Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article IV as of the last day of each Fiscal Year, provided that, Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Company Property are adjusted pursuant to the definition of "Gross Asset Value" in Article I.

                  (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Tax Committee, using any permissible method under Code Section 706 and the Regulations thereunder.

                  (c) The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Company income and loss for income tax purposes. Nothing herein will limit the right of the Members to file a notice of inconsistent treatment under Section 6222(b) of the Code.

                  (d) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are in proportion to their Percentage Interests.

                  (e) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Tax Committee shall endeavor to treat Distributions pursuant to
Section 5.1 as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would not cause or increase an Adjusted Capital Account Deficit for any Member.

                  4.7 Tax Allocation; Code Section 704(c). (a) For U.S. Virgin Islands income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items under this Article IV, except that, in accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. Virgin Islands income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the traditional method with curative allocations pursuant to the Regulations under
Section 704(c) of the Code. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. Virgin Islands income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code. Any elections or other decisions relating to such allocations shall be made by the Tax Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.7 are solely for purposes of U.S. Virgin Islands income taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                                    ARTICLE V

                                  DISTRIBUTIONS

                  5.1 Distributions. (a) Subject to Section 5.1(b) and Section 5.7, Distributions for each Distribution Period shall be equal to the amount of Distributable Cash calculated with respect to such Distribution Period pursuant to the Distribution Protocol. Distributions shall be made to the Members in accordance with their Percentage Interests as follows: the first Distribution shall be made in respect of the period commencing on the Closing Date and ending six months after the last day of the calendar quarter in which the Closing Date falls (the "Initial Period"). Subsequent distributions (other than Liquidation Distributions) shall be made in respect of each subsequent six (6) month period (each, together with the Initial Period, a "Distribution Period"). All Distributions (other than Liquidation Distributions) shall be made forty-five
(45) days (or, if such day is not a Business Day, on the Business Day immediately preceding such day) after the end of the relevant Distribution Period (each a "Distribution Date").

                  (b) The Executive Committee may make such other Distributions as it deems necessary and appropriate.

                  (c) PDVSA V.I.'s right to receive Distributions as a Member of the Company is pledged to HOVIC as security for the payment in full of amounts due under the Note and the Contingency Amount Note, all as more fully provided in the Security Agreement.

                  5.2 Certain PDVSA V.I. Distributions Directed to HOVIC. Notwithstanding Section 5.1, so long as the Note or the Contingency Amount Note is outstanding, all unpaid amounts due under the Note or the Contingency Amount Note on or prior to such Distribution Date (up to but not exceeding an amount equal to PDVSA V.I.'s share of the relevant Distribution) shall be paid directly to HOVIC, with any excess paid to PDVSA V.I. For Distribution and Capital Account purposes, any such payment shall be considered a Distribution to PDVSA V.I. followed by PDVSA V.I.'s payment of that amount to HOVIC in respect of the Note or the Contingency Amount Note, as appropriate. All payments in respect of the Note and the Contingency Amount Note pursuant to this Section 5.2 shall be paid in the following order of priority: (i) expenses due under the Note, (ii) interest due under the Note, (iii) principal of the Note, (iv) expenses due under the Contingency Amount Note, (v) interest due under the Contingency Amount Note, and (vi) principal of the Contingency Amount Note.

                  5.3 No Priority. Except as otherwise provided in this Agreement, there shall be no priority of one or more of the Members over the other Members as to any Distributions.

                  5.4 Form of Distributions. Except as agreed to by the Members, all Distributions shall be made by wire transfer of immediately available funds.

                  5.5 Distributions Upon Liquidation. Notwithstanding the foregoing provisions of Article V, distributions in liquidation of the Company shall be made in accordance with Section 9.2(a).

                  5.6 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest in the Company if such distribution would violate Section 1406 of the Act or other applicable law.

                  5.7 Third Party Restrictions on Certain Cash Distributions. The parties recognize that financing agreements entered into with third parties, (e.g., for working capital or the Coker Project) may restrict the level of Distributions otherwise required by Section 5.1, and that accordingly, payments on the Contingency Amount Note may be less than would otherwise be the case under the terms of this Agreement and the Contingency Amount Note. In the event and during the period such restrictions apply, (a) the Company shall maintain a notional account representing an amount equal to two (2) times the amount of Excess Distributions calculated pursuant to the Contingency Amount Note that would have been paid absent such third-party restrictions (such amount of Excess Distributions, the "Restricted Amount") plus interest on the Restricted Amount at a rate equal to the average rate earned by the Company on its cash and cash equivalents during the period during which such Excess Distribution would have been made but for such third-party restriction (the "Notional Account Rate") and
(b) interest under the Contingency Amount Note with respect to the Restricted Amount shall accrue at the Notional Account Rate rather than the Note Rate. Whenever there is a balance in such account and, under the terms of any applicable third party agreement, all or a portion of such balance represented by such notional account may be paid out to Members, the Company shall pay an amount representing the amount available in such account to Members in accordance with their Percentage Interests in the Company, as soon as practicable, provided that so long as any amount is payable in respect of the Contingency Amount Note as provided in this Section 5.7, the amount otherwise payable to PDVSA V.I. (up to but not exceeding an amount equal to PDVSA V.I.'s then obligation on the Contingency Amount Note) shall be paid directly to HOVIC (including interest thereon at the Notional Account Rate as provided in clause
(b) above). For Distribution and Capital Account purposes, the portion of any such payment allocable to PDVSA V.I. and paid directly to HOVIC shall be considered a Distribution to PDVSA V.I. followed by PDVSA V.I.'s payment of that amount to HOVIC in respect of the Contingency Amount Note. Such amount payable in respect of the Contingency Amount Note shall be applied first to expenses due under the Contingency Amount Note, second to interest on the Contingency Amount Note and, third, to principal of the Contingency Amount Note. The foregoing provision shall apply notwithstanding the maturity of the Contingency Amount Note. If the notional account has a positive balance on the maturity date of the Contingency Amount Note, such amount shall then be fixed and thereafter such fixed amount (plus interest accrued thereon at a rate equal to the Notional Account Rate) shall be payable to the Members by the Company as a Distribution as soon as permitted pursuant to such restrictions, provided, however, that the amount otherwise payable to PDVSA V.I. shall be paid to HOVIC whenever permitted by such third party agreement or by virtue of termination of such third party agreement, notwithstanding the maturity of the Contingency Amount Note. For Distribution and Capital Account purposes, the portion of any such payment allocable to PDVSA V.I. and paid directly to HOVIC shall be considered a Distribution to PDVSA V.I. followed by PDVSA V.I.'s payment of that amount to HOVIC.

                                   ARTICLE VI

                     MANAGEMENT AND OPERATION OF THE COMPANY

                  6.1 Executive Committee. (a) The power and authority to manage the Company's business shall be vested in the Members. To facilitate the management of the Company by the Members, a committee of the Members (the "Executive Committee") is hereby established. The Members agree to exercise their authority to manage the Company's business only through action of the Executive Committee. Except as otherwise provided by this Agreement, the Executive Committee shall have the full right and authority (acting on behalf of the Members) to manage the business and affairs of the Company. Except as otherwise provided in this Agreement (including Sections 3.7, 6.1(b) and 6.3(b)), decisions of the Executive Committee shall require the approval of at least two (2) of PDVSA V.I.'s Representatives and two (2) of HOVIC's Representatives at a validly constituted meeting of the Executive Committee. Unless authorized in writing by the Executive Committee or in a Related Agreement, no Member or Representative, and no officer, employee or agent of any Member, shall directly or indirectly act as agent of the Company for any purpose, engage in any transaction, make any commitment, enter into any contract or incur any obligation in the name of the Company or in any other way hold itself out as acting for or on behalf of the Company. Any attempted action in contravention of the preceding sentence shall be null and void ab initio, and not binding upon the Company, unless ratified or authorized in writing by the Executive Committee.

                  (b) The Executive Committee shall consist of six (6) individuals (the "Representatives"), appointed to act as representatives of their appointing Members. PDVSA V.I. shall have the right to appoint three (3) Representatives, and HOVIC shall have the right to appoint three (3) Representatives; provided, however, that if any Member's Percentage Interest shall be increased pursuant to Section 3.5(f) to 66 2/3% or greater and for so long as its Percentage Interest continues to be more than 66 2/3%, (i) such Member shall be entitled to appoint an additional representative to the Executive Committee and (ii) all decisions of the Executive Committee during the period that such Member's additional representative serves on the Executive Committee (other than with respect to the matters set forth in Section 6.3(a)(i), (vii), (xix) and (xxiii) (but only in connection with a decision to permanently shut down the Refinery)) shall require a simple majority vote of those entitled to vote on the Executive Committee without the requirement of approval by at least two Representatives appointed by each Member. Each Member shall have the right to remove or replace one or more of its appointed Representatives at any time and in its sole discretion. If a Representative is dismissed, dies, resigns, or becomes disabled or incapacitated, the Member that appointed such Representative shall promptly appoint a replacement. The names and addresses of the initial Representatives to be appointed by the Members pursuant to this Section shall be notified to the Company and the other Members on the date hereof.

                  (c) Each Representative shall be the agent of the Member that designated such Representative. Accordingly, to the fullest extent permitted by law, (i) each Representative shall act (or refrain from acting) with respect to the business and affairs of the Company solely in accordance with the instructions of the Member that designated such Representative and (ii) no Representative shall owe (or be deemed to owe) any duty (fiduciary or otherwise) to the Company or to any Member other than the Member that designated such Representative. In connection with the determination of any and all matters presented to the Executive Committee, the Company and each Member waive, to the fullest extent permitted by law and to the extent provided in this Agreement, any claim or cause of action against the other Member or any Representative appointed by the other Member that could be asserted for breach of fiduciary duty or duty of loyalty.

                  6.2 Officers of the Company.

                  (a) The day-to-day operations of the Company shall be the responsibility of the chief operating officer, who shall be assisted by the deputy chief operating officer. The initial chief operating officer and deputy chief operating officer are listed on Schedule 6.2(a) (the "Initial Officers"). The chief operating officer shall have authority to appoint the other members of senior management of the Company, whose appointment shall be subject to the approval of the Executive Committee. In addition, the Executive Committee may, from time to time, designate one or more Persons to be officers of the Company.

                  (b) The chief operating officer and the deputy chief operating officer shall be elected by the Executive Committee, in accordance with its normal quorum and voting requirements (or, in the case of the Initial Officers, appointed by the Members), and shall hold office for a term of two years; provided, however, that the term of any chief operating officer or deputy chief operating officer holding office prior to the completion of the Coker Project shall have a term lasting until the later of (i) the second anniversary of the date such chief operating officer is elected or (ii) the completion of the Coker Project. If, during any chief operating officer's or deputy chief operating officer's term, either Member notifies the other Member that it desires to dismiss the chief operating officer, the deputy chief operating officer or any individual performing substantially the same functions, the Members will, unless the other Member agrees to such dismissal (in which case the chief operating officer, the deputy chief operating officer or such individual shall be dismissed), consult and attempt to remedy the problems giving rise to such Member's desire to dismiss the chief operating officer, the deputy chief operating officer or such individual. At any time following the date six (6) months after such notice, the notifying Member may unilaterally effect the dismissal of the chief operating officer, the deputy chief operating officer or such individual by notice to him and such other Member.

                  (c) If the chief operating officer or deputy chief operating officer is dismissed, dies, resigns, or becomes disabled or incapacitated, the Executive Committee shall, as promptly as practicable, elect a new chief operating officer or deputy chief operating officer; provided, however, that during any period that there is no chief operating officer, the day-to-day operations of the Company shall be the responsibility of such other individual as the Executive Committee shall designate or failing such designation the deputy chief operating officer.

                  (d) Notwithstanding Section 6.2(b), if any chief operating officer identified on Schedule 6.2(a) or subsequently elected pursuant to this
Section 6.2 is an employee or former
employee of any Member or an Affiliate of any Member, then the other Member shall have the right to appoint the deputy chief operating officer subject to the consent of the first Member (which consent shall not be unreasonably withheld). The deputy chief operating officer shall serve at the direction of the Executive Committee; provided, however, that in addition to reporting to and assisting the chief operating officer, the deputy chief operating officer shall have significant line management responsibilities as specified by the Executive Committee.

                  (e) Any officer of the Company elected, approved or designated by the Executive Committee shall have such authority and perform such duties as the Executive Committee may, from time to time, delegate to them. The Executive Committee may assign titles to particular officers, and, unless the Executive Committee decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office for a corporation organized under the General Corporation Law of the U.S. Virgin Islands, subject to any specific delegation of authority and duties made to such officer by the Executive Committee pursuant to this Section 6.2. Each officer shall hold office for the term for which such officer is designated or until his successor shall be duly designated and shall qualify, or until his death, resignation or removal as provided in this Agreement. Any Person may hold any number of offices. Any officer of the Company may be removed as such, with or without cause, by the chief operating officer subject to the approval of the Executive Committee or by the Executive Committee in each case whenever in their judgment the best interests of the Company will be served thereby.

                  6.3 Certain Specified Matters Requiring Executive Committee Approval. (a) Subject to Sections 3.7 and 6.3(b), the approval by the Executive Committee at a validly constituted meeting thereof shall be required to cause or permit the Company to do any of the following ("Fundamental Decisions"):

                           (i)      amend its Certificate;

                           (ii) request that the Members make Additional Contributions pursuant to Section 3.3;

                           (iii) make any material change in the nature of its business, including with respect to the Coker Project;

                           (iv) sell, lease or dispose of assets (other than refined petroleum products and byproducts) having a value in excess of $2,500,000 (or such other amount as may be determined by the Executive Committee), if authorized in an Annual Budget, or $500,000 (or such other amount as may be determined by the Executive Committee), if not authorized in an Annual Budget, except in each case in connection with a liquidation in accordance with
                                    Article IX;

                           (v) enter into any agreement or group of agreements with a single purchaser for the sale of refined products with a term longer than

                                    12 months or that contemplate sales in
                                    excess of $40,000,000 (or such other amount as may be determined by the Executive Committee), except in connection with a liquidation in accordance with Article IX;

                           (vi) create any subsidiary or Affiliate of the Company or enter into any joint venture or partnership with, or invest in (other than by way of an Eligible Investment), another Person;

                           (vii) merge with or into, or consolidate with or convert into, another Person or sell, lease, exchange or alienate all or substantially all of the assets of the Company;

                           (viii) adopt any Business Plan or Annual Budget or amend any Business Plan or Annual Budget in any material respect;

                           (ix) obtain, amend, modify or terminate any material permit, government approval or other similar right, other than as required by any applicable Authority;

                           (x) make, amend or modify any appropriation or make any capital expenditure (or group of related expenditures) involving in excess of $2,500,000 (or such other amount as may be determined by the Executive Committee), if authorized in an Annual Budget, or $500,000 or such other amount as may be determined by the Executive Committee, if not authorized in an Annual Budget;

                           (xi) enter into, amend, modify or terminate (x) any raw materials purchase agreement or commodities transaction or group of agreements or transactions with a single counterparty pursuant to which the Company's commitments can reasonably be expected to exceed $120,000,000 (or such other amount as may be determined by the Executive Committee) or that is for a term longer than 12 months, or (y) any lease, or any purchase of materials and supplies, pursuant to which its commitments can reasonably be expected to exceed $2,500,000 (or such other amount as may be determined by the Executive Committee), if authorized in an Annual Budget, or $500,000, if (or such other amount as may be determined by the Executive Committee), if not authorized in an Annual Budget;

                           (xii)    commence or settle any litigation,
                                    arbitration or administrative proceeding brought by or on behalf of, or against, it involving any claims or payments in excess of $250,000 net of insurance proceeds (or such other amount as may be determined by the

                                    Executive Committee) or which may result in a material change in the Company's administrative, procurement, hiring or accounting practices or procedures; provided, however, that the consent of a Representative shall not be required in connection with any such litigation, arbitration or administrative proceeding in which the Member which appointed such Representative or any of its Affiliates is a party adverse to the Company;

                           (xiii) fix the salary and other compensation of the chief operating officer or the Company's officers, or enter into, materially amend or terminate any employee benefit plan relating to Company employees;

                           (xiv) adopt, or make material changes to, policies and practices regarding procurement and contracting, internal control, delegation of authority, cash management, treasury or human resources or accounting principles;

                           (xv) appoint or dismiss any of its officers or the chief operating officer (other than dismissals made in accordance with Section 6.2(b)), or adopt any significant policies or instructions for the chief operating officer;

                           (xvi) appoint, dismiss or replace its independent auditors or external accounting and tax consultants;

                           (xvii)   enter into any arrangements for the
                                    borrowing of money, or issue any evidence of Indebtedness (including any guarantee of the Indebtedness of another) for any term or for any amount, repay any Indebtedness before its stated maturity (except for mandatory prepayments) or permit the encumbrance of any of its Property with any material Lien other than Permitted Encumbrances;

                           (xviii) amend, modify or terminate any material provision of either of the Crude Oil Supply Agreements or the Product Sales Agreement;

                           (xix) dissolve, liquidate or take any action that constitutes a Voluntary Bankruptcy, except in accordance with this Agreement;

                           (xx) sell or otherwise dispose of an Eligible Investment at a loss which exceeds $50,000;

                           (xxi) enter into any contract or commitment or take any other action or series of actions which constitute a material deviation from the Annual Budget or Business Plan;

                           (xxii) enter into, amend, modify in a material way or terminate any collective bargaining agreement, or other agreement which has a direct impact on the individuals employed in the operations of the Company including, without limitation, any agreement with the unions representing the Company's employees;

                           (xxiii) shut down, cease production, or materially reduce or restrict production levels, of the Refinery for a period in excess of 48 hours other than in the ordinary course of business or because of an Event of Force Majeure;

                           (xxiv) admit any Person as a member of the Company under the Act;

                           (xxv)    issue or purchase any interest in the
                                    Company;

                           (xxvi)   take any other action or make any
                                    determination as specified by this Agreement or the Executive Committee as requiring Executive Committee approval;

                           (xxvii) amend, modify, or withdraw any material portion of the application by HOVIC for a RCRA Part B Operating Permit as such application pertains to the Refinery's surface impoundments, or to otherwise terminate or modify currently planned changes to such surface impoundments so that such surface impoundments comply with minimum technology requirements for surface impoundments which receive hazardous waste contained in 42 USC 3004(o) or 3005(j); or

                           (xxviii) adopt, amend or modify any Annual Refinery
                                    Program.

                  (b) Notwithstanding the provisions of Sections 3.7, 6.1, 6.3(a) and 6.4, no action shall be taken by the Company, the Members, the officers of the Company, the Executive Committee or the Managing Representatives with respect to the Company's entry into, or amendment, modification, extension or termination of, or the waiver, compromise, assertion or enforcement of any claim or right with respect to, any contract or other arrangement between the Company and a Member or between the Company and an Affiliate of a Member (or any director or officer of a Member or Affiliate of a Member), whether or not the other Member (or any director or officer of the other Member or Affiliate of the other Member) is also a party thereto, without the consent of the other Member (or the unanimous consent of the Representatives appointed by the other Member); provided, however, that for so long as any Member is (or is deemed to be) a Defaulting Member or has committed any other Material Breach which remains uncured, such Member's consent shall only be required to the extent that the relevant contract or arrangement is not within the ordinary course of the Company's Business and requires payment of more than $10,000,000 by or to the Company. The Representatives of the Member having, or whose Affiliate has, a direct interest in the matter shall not be permitted to vote with respect to any such action and the presence of the other Members entitled to vote thereon (or of the

Representatives appointed by such other Members) shall be sufficient to constitute a quorum for any vote with respect to such action. Any such action shall be taken in good faith and, to the extent reasonably practicable, following consultation with the other Members.

                  (c) Notwithstanding any provision of this Agreement to the contrary, no action by the Executive Committee or any Member shall be required in order to authorize the Company to enter into and perform any of the Related Agreements nor shall any action be required in order to authorize the Company to renew any Related Agreement; provided that such renewal shall be pursuant to an automatic renewal provision under the terms of such Related Agreement or shall be on terms no less favorable to the Company than those prevailing prior to such renewal. Each Related Agreement shall, for purposes of this Agreement, be deemed to be on an Arm's-length Basis.

                  6.4 Meetings of the Executive Committee; Quorum. (a) The Executive Committee shall hold regular meetings not less than four (4) times per year, unless the Executive Committee otherwise agrees. Special meetings of the Executive Committee may be held at any time and shall be called by the secretary of the Executive Committee (the "Secretary"), who shall be appointed in accordance with Section 6.4(e), at the written request of any Representative. Meetings of the Executive Committee shall be held at such locations as the Executive Committee shall determine from time to time. Any business may be transacted, and any Company action may be taken, at any regular or special meeting of the Executive Committee at which a quorum is present, whether such business or proposed action was stated in the notice of such meeting or not.

                  (b) Meetings, whether regular or special, shall be convened by the Executive Committee by a written notice from the Secretary (or, if the Secretary fails or refuses to make such written notice, by either Managing Representative) sent to all Representatives at least ten (10) days prior to the date of the meeting, at their last address as formally notified to the Company and as indicated in the records of the Company. However, if any Representative notifies the Secretary in writing within three (3) days of receipt of such notice that he shall be unable to attend such meeting, and requests that the meeting be rescheduled, then the Secretary shall reschedule such meeting to the next available date mutually agreeable to the Representatives, but in no event later than fourteen (14) days following the originally scheduled date. The notice of an Executive Committee meeting shall include the date, time and venue, and agenda for the meeting. An Executive Committee meeting shall be considered duly constituted, even if a notice of such meeting has not been delivered, if a quorum is present, and all Representatives that are present agree on the matters to be submitted for consideration at such a meeting or sign a written waiver of notice.

                  (c) Any action required or permitted to be taken at any meeting of the Executive Committee may be taken without a meeting if all of the Representatives entitled to vote consent to such action in writing, and the writing or writings are filed with the minutes of the proceedings of the Executive Committee. Representatives may participate in a meeting of the Executive Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

                  (d) Subject to Sections 3.7 and 6.3(b), a meeting of the Executive Committee, whether regular or special, will be considered validly constituted and a quorum shall exist when at least two (2) of the Representatives appointed by PDVSA V.I. and at least two (2) of the Representatives appointed by HOVIC are present.

                  (e) The Executive Committee may elect to appoint two (2) managing Representatives (the "Managing Representatives") to oversee the business and affairs of the Executive Committee (including, without limitation, through the exercise of any rights or authorities assigned to a Managing Representative in any agreement entered into by the Company). If the Executive Committee so elects, one Managing Representative shall be selected by a majority of the Representatives appointed by PDVSA V.I., and one shall be selected by a majority of the Representatives appointed by HOVIC. If Managing Representatives have been appointed, Executive Committee meetings shall be chaired alternately by each Managing Representative. An individual chosen by the Executive Committee shall serve as Secretary of the Executive Committee meetings, and shall draw up the minutes of each meeting, which shall include the names of all those present, the matters considered and the decisions taken. The minutes shall be signed by all Representatives present at the meeting (or, if Managing Representatives have been appointed, by both Managing Representatives) and shall be entered into the minute book of the Company.

                  6.5 Compensation, Reimbursement and Expenses. (a) Except as otherwise provided in this Agreement or a written agreement entered into between a Member and the Company, no Member or Representative shall receive any compensation for services rendered to or on behalf of the Company, nor shall any Member receive any interest with respect to its Capital Contributions or the balance in its Capital Account or be reimbursed for any expenses incurred by such Member on behalf of the Company.

                  (b) Expenses incurred by a Representative in connection with attending Executive Committee meetings and related activities shall be borne by the Member that appointed such Representative.

                  6.6 Operating Restrictions. All Property in the form of cash shall be invested for the benefit of the Company in Eligible Investments, unless otherwise approved by the Executive Committee. No such cash shall be commingled with the funds of any other Person, including the Members.

                  6.7 Operations Advisory Committee. To assist in resolving issues that arise during operations of the Refinery, an operations advisory committee (the "Operations Advisory Committee") composed of an equal number of designees of PDVSA V.I. and HOVIC (who may or may not be Representatives) will be established. The Company will provide to the Operations Advisory Committee all information necessary for such committee to be kept fully informed concerning the operations of the Refinery. The Operations Advisory Committee will meet at least monthly and will report to the Executive Committee. The Operations Advisory Committee will be subject to such rules and procedures as may be adopted from time to time by the Executive Committee.

                  6.8 Secondment of Personnel. Subject to the reasonable approval of the chief operating officer, each Member shall be permitted at any given time to have seconded up to fifteen (15) management or professional personnel to the Company on a full time basis. Subject to the requirements of the Company, the number of such secondees may be adjusted by action of the Executive Committee. If the chief operating officer determines, in his reasonable judgment, that any individual designated for secondment or already seconded to the Company is not suitable for employment, the chief operating officer may refuse to accept such individual, or require the Member who has seconded such individual to the Company to withdraw and replace such individual, as the case may be, or to take such other steps as he may deem necessary or expedient. The Company may require secondees to sign an appropriate confidentiality agreement to protect confidential and proprietary information from disclosure to others; provided, however, that no such agreement shall restrict the right of a secondee to make disclosures to the Member seconding such secondee or, subject to Section 7.5, its Affiliates. Personnel identified by the seconding Member as being on short-term secondment shall not be or be deemed to be regular employees of the Company and shall not accrue or be eligible for any benefit plans of the Company, and shall continue to be compensated by the Member who seconded them, provided that such Member shall be reimbursed by the Company at the same level, including normal fringe benefit and reasonable overhead costs, as if such seconded personnel had been employed by the Company. Personnel identified by the seconding Member as being on long-term secondment shall become regular employees of and be compensated by the Company and shall accrue and be eligible for any benefit plans of the Company. Seconded personnel will, during the term of secondment, perform in accordance with the direction of the chief operating officer.

                  6.9 Liability of the Executive Committee, etc. . Neither the Executive Committee, any Representative, the Operations Advisory Committee or any member of the Operations Advisory Committee shall be liable, responsible or accountable for damages or otherwise to the Company or any Member for any act or failure to act on behalf of the Company within the scope of the authority conferred on it by this Agreement or by applicable law, unless such act or omission involved fraud or a knowing violation of the law, or was the result of willful misconduct or gross negligence.

                  6.10 Duties. To the extent that, at law or in equity, a Member, a Representative or an officer of the Company has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, such Person shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they eliminate or restrict the duties and liabilities of a Member, a Representative or an officer of the Company otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by law, such other duties and liabilities of such Member, Representative or officer.

                  6.11 Deadlock of Executive Committee. (a) If the Executive Committee, after a reasonable period of discussion at a duly constituted meeting or meetings, is unable to resolve any issue before it, the resolution of which is necessary for the continued long-range economic and strategic operation of the Refinery Business or the completion of the Coker Project in a commercially reasonable manner, (i) a Special Meeting of the Executive Committee to further consider the issue shall be scheduled, (ii) consideration of the matter shall be suspended until such Special Meeting and (iii) the matter shall be referred to a special committee (the "Deadlock Committee") which shall be composed of one (1) Representative appointed by each of PDVSA V.I. and HOVIC (or, if Managing Representatives have been appointed, the Managing Representatives) and which shall meet within seven (7) days to discuss the matter. The Deadlock Committee shall consider ways in which the deadlock can be resolved and/or develop alternatives that the Executive Committee can consider. At the Special Meeting to discuss the issue, the Deadlock Committee shall make a report to the Executive Committee and the Executive Committee shall again consider the matter; provided, however, that the Executive Committee shall not be bound by the findings of the Deadlock Committee.

                  (b) If the Executive Committee, after a reasonable period of discussion at a Special Meeting called pursuant to Section 6.11(a), is unable to resolve the issue that necessitated such meeting, (i) a subsequent Special Meeting to further consider the issue shall be scheduled, (ii) consideration of the matter shall be suspended until such Special Meeting and (iii) the chief executive officer of Hess and the President of the Manufactura y Mercadeo division of PDVSA Petroleo y Gas, S.A. (the "Senior Deadlock Committee") shall meet within twenty (20) days to discuss the matter. At the subsequent Special Meeting to discuss the issue, the Senior Deadlock Committee shall make a report to the Executive Committee and the Executive Committee shall adopt any proposal agreed to by both members of the Senior Deadlock Committee.

                  (c) During any period in which a deadlock continues, the Members through the Executive Committee shall continue to conduct the Refinery Business in good faith and to the best of their abilities consistent with past practices, the Annual Budget and the current Business Plan.

                  6.12 Budget; Business Plan; Annual Refinery Program. (a) The chief operating officer shall submit annually to the Executive Committee at least ninety (90) days prior to the start of each Fiscal Year after the first full Fiscal Year (i) a proposed budget (the "Proposed Budget") for the forthcoming Fiscal Year including a projected income statement which shall show in reasonable detail the revenues and expenses projected for the Company for the forthcoming Fiscal Year and a projected cash flow statement which shall show in reasonable detail the receipts and disbursements projected for the Company for the forthcoming Fiscal Year and the amount of any projected corresponding cash deficiency or surplus, and any contemplated incurrence of indebtedness of the Company, (ii) a proposed Business Plan (the "Proposed Business Plan") for the Fiscal Year covered by the Proposed Budget and the succeeding four Fiscal Years in substantially the same or greater detail as the Initial Business Plan and
(iii) a capital budget which, for each year, shall include any capital projects included in the previous year's capital budget but not yet completed. Such Proposed Budget and Proposed Business Plan shall be prepared on a basis consistent with the Company's audited financial statements. If such

Proposed Budget or such Proposed Business Plan is approved by the Executive Committee pursuant to Section 6.3(a), then such Proposed Budget or such Proposed Business Plan, as the case may be, shall be considered adopted and shall constitute the "Approved Annual Budget" or the "Approved Business Plan," as the case may be, for all purposes of this Agreement and shall supersede any previous Annual Budget or Business Plan, as the case may be. If a Proposed Budget or Proposed Business Plan is not approved by the Executive Committee pursuant to
Section 6.3(a), then the Members shall cause their Representatives to cooperate in good faith and confer with the chief operating officer and other senior officers of the Company for the purpose of attempting to arrive at a Proposed Budget or Proposed Business Plan, as the case may be, that will be approved by the Executive Committee pursuant to Section 6.3(a).

                  (b) If, notwithstanding the foregoing procedures, on January 1 of any Fiscal Year no Proposed Budget for such Fiscal Year has been approved by the Executive Committee pursuant to Section 6.3(a), then the Annual Budget for the prior Fiscal Year, adjusted (without duplication) to reflect increases or decreases resulting from the following events, shall govern until such time as the Executive Committee approves a new Proposed Budget:

                  (i) the operation of escalation or de-escalation provisions in Contracts in effect at the time of approval of the prior Fiscal Year's Annual Budget solely as a result of the passage of time or the occurrence of events beyond the control of the Company to the extent such Contracts are still in effect;

                  (ii) elections made in any prior Fiscal Year under Contracts contemplated by the Annual Budget for the prior Fiscal Year regardless of which party to such Contracts makes such election;

                  (iii) increases or decreases in expenses attributable to the annualized effect of employee additions or reductions during the prior Fiscal Year contemplated by the Annual Budget for the prior Fiscal Year;

                  (iv) changes in interest expense attributable to any indebtedness of the Company;

                  (v) increases in operating and overhead expenses in an amount equal to (A) the total of operating and overhead expenses reflected in the Annual Budget for the prior Fiscal Year multiplied by (B) the increase in the Consumer Price Index for the prior Fiscal Year;

                  (vi) the anticipated incurrence of costs during such Fiscal Year for any legal, accounting and other professional fees or disbursements in connection with events or changes not contemplated at the time of preparation of the Annual Budget for the prior Fiscal Year;

                  (vii) decreases in expense attributable to non-recurring items reflected in the prior Fiscal Year's Annual Budget;

                  (viii) increases in expenses attributable to the effects of Fundamental Decisions made in the prior Fiscal Year and not otherwise provided for above;

                  (ix) the anticipated incurrence of costs during such Fiscal Year to comply with any Legal Requirements not contemplated at the time of preparation of the Annual Budget for the prior Fiscal Year; and

                  (x) such other adjustments as may be unanimously agreed by the Executive Committee.

                  Any budget established pursuant to this Section 6.12(b) is herein referred to as a "Default Budget". In the event that the Executive Committee is unable to unanimously agree on the application of any adjustment to be made pursuant to clauses (i) through (ix) above, such adjustment shall be conclusively determined by the Appraiser.

                  (c) If a Proposed Business Plan is submitted for approval pursuant to Section 6.12(a) and is not approved in accordance with Section 6.12(a), the initial Business Plan or the Business Plan most recently approved by the Executive Committee pursuant to Section 6.12(a) shall remain in effect as the Approved Business Plan; provided that, if a Proposed Budget is approved pursuant to Section 6.12(a) and the corresponding Proposed Business Plan is not so approved, the Approved Business Plan then in effect shall be deemed to be amended so that the Fiscal Year therein corresponding to the Fiscal Year for which such Annual Budget has been approved shall be consistent with such Annual Budget.

                  (d) Not later than October 31 of each year (the "Allocation Date"), the Executive Committee will establish the volume of each category of refined petroleum products to be produced by the Company during the following calendar year (the "Annual Refinery Program"), in accordance with the provisions of Exhibit B.

                  (e) The Refinery Business shall be conducted in accordance with the Business Plan, the Annual Budget and the Annual Refinery Program then in effect and the policies, strategies and standards established by the Executive Committee. The Executive Committee and the officers and employees of the Company shall implement such Business Plan, Annual Budget and Annual Refinery Program.

                  6.13 Marketing. Unless otherwise agreed by the Executive Committee in connection with the approval of any Annual Budget or Business Plan, the quantities of the Products identified in Schedule 6.13 shall be reserved for sale by the Company to third parties on both a term basis and a spot basis. In addition, the Company shall in all cases have the exclusive right to market and sell all coke and sulfur products produced at the Refinery.

                  6.14 Employment Policy. The Company shall comply with the provisions of the Concession Amendment, including with respect to employment matters.

                                   ARTICLE VII

                     CERTAIN OTHER AGREEMENTS OF THE MEMBERS

                  7.1 Ratification and Authorization. Except as otherwise provided in Section 10.1(c), all actions taken in good faith by or on behalf of the Company in furtherance of the interests of the Company prior to the date of the execution of this Agreement are hereby expressly authorized, approved, ratified and confirmed in all respects.

                  7.2 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Member shall, and shall cause the Company to, use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary or desirable in order to consummate the transactions and fulfill all obligations contemplated by or set forth in this Agreement.

                  7.3 Company Records; Tax Matters. (a) The Members acknowledge that the books and records of the Company shall be kept in accordance with GAAP at the offices of the Company in the U.S. Virgin Islands.

                  (b) The Members intend that the Company will be classified as a partnership for U.S. Virgin Islands and any other applicable income tax purposes. To the extent necessary, the Company will make any election necessary to obtain treatment consistent with the foregoing.

                  (c) The Company shall elect pursuant to Section 6231(a)(1)(B)(ii) of the Code to apply the provisions of Subtitle F, Chapter 63, Subchapter C of the Code to the Company. The Members agree that HOVIC is hereby appointed as the initial "Tax Matters Partner" of the Company, as such term is defined in Section 6231(a)(7) of the Code (or in similar provisions under other applicable law) and shall serve in such capacity through the first two full taxable years of the Company. Thereafter, at any time during the first 60 days of a taxable year, PDVSA V.I., by written notice to HOVIC, may elect to be the Tax Matters Partner for the current taxable year and the next succeeding taxable year. Thereafter, the Tax Committee shall select one of the Members to serve as the Tax Matters Partner for a specified term. If the Tax Committee cannot agree as to which Member shall be the Tax Matters Partner, the Members shall alternate serving as Tax Matters Partner for a term of two taxable years each, beginning with the Member that has not served as Tax Matters Partner for the most recent taxable year. In the event of any change of Tax Matters Partner, (i) the Member serving as Tax Matters Partner for a given taxable year shall (unless such Member ceases to be a Member) continue as Tax Matters Partner with respect to all matters concerning that year, (ii) except as otherwise provided in the Services Agreement, if the Member serving as Tax Matters Partner for the immediately preceding two taxable years has also been responsible for tax administration and other tax compliance functions, such Member may, or, upon the request of the other Member, shall, relegate the tax administration and other tax compliance functions to the new Tax Matters Partner, by giving notice of such decision within 15 days of the selection of a new Tax Matters Partner and
(iii) if there is a change in the Tax Matters Partner under this section, the Members will cooperate to ensure that such change is effective under the applicable regulations of Section 6231 of the Code; provided that such Member shall cooperate fully with the new Tax Matters Partner, including (without limitation) sharing of working papers and other internal documents necessary to ensure a smooth transition of functions. The Tax Matters Partner (i) shall take such action as may be necessary to cause each other Member to become a "notice partner" within the meaning of Section 6223 of the Code, (ii) may not take any action contemplated by Sections 6222 through 6232 of the Code without the express consent of the other Members, and (iii) shall be subject to the instructions and control of the Tax Committee with respect to any and all actions contemplated under this Agreement. The Tax Matters Partner shall notify the Tax Committee, within ten (10) Business Days after it receives (i) any notice from the Internal Revenue Service (or any foreign tax authority), of any administrative proceedings with respect to an examination of, or proposed adjustments to, Company items or (ii) any notice from any state or local tax authority of any material matter with respect to the Company. Any other Member may notify the Tax Matters Partner of such Member's intention to represent itself, or to cause independent tax counsel or accountants to represent it, in connection with any such examination, proceeding or proposed adjustment. In the event that any other Member notifies the Tax Matters Partner of its intention to represent itself, or to cause independent tax counsel or accountants to represent it, in connection with any such examination, proceeding or proposed adjustment, the Tax Matters Partner agrees, upon request, to supply such Member and its tax counsel or accountants with copies of all written communications received by the Tax Matters Partner with respect thereto, together with such other information as may be reasonably requested in connection herewith. The Tax Matters Partner further agrees, in the event of such separate representation, to cooperate with such Member and its tax counsel or accountants in connection with such separate representation. The Tax Matters Partner shall notify the Tax Committee prior to submitting a request for administrative adjustment on behalf of the Company.

                  (d) The Tax Matters Partner is hereby irrevocably authorized and instructed by all other Members to take, and shall take, such action as may be required under the Code and the Regulations issued thereunder (or under other applicable law) to cause the Company to be taxable as a partnership for U.S. Virgin Islands income tax purposes.

                  (e) The Tax Committee shall be responsible for the preparation and filing of any income tax returns of the Company.

                  (f) The Tax Matters Partner shall not be liable, responsible or accountable for damages or otherwise to the Company or any other Member for any act or failure to act in its capacity as Tax Matters Partner on behalf of the Company or another Member unless such act or omission constitutes fraud, willful misconduct or gross negligence.

                  (g) If a Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall, thirty (30) days prior to the filing of such notice, notify the Tax Committee Members of such intent and the manner in which such Member's intended treatment of a partnership item may be inconsistent with the treatment of that item by the Company.

                  (h) If a Member intends to file a request pursuant to Section 6227 of the Code for an administrative adjustment of partnership items, such Member shall, thirty (30) days prior to the filing of such request, notify the Tax Committee Members of such intent and describe in reasonable detail such request.

                  (i) The Company shall elect to be treated as a partnership for U.S. federal income tax purposes. HOVIC is hereby authorized to execute and file evidence of such election as may be required by the U.S. Internal Revenue Service, including Form 8832 or any successor form, on the Company's behalf. Such filings shall be submitted to the Tax Committee for its review and comments prior to their filing with the U.S. tax authorities. Nothing in this provision shall constitute or be construed as constituting a submission by Company or any Member to the tax jurisdiction of the United States.

                  7.4 Reports. (a) As early as practicable, but in no event later than thirty (30) days after the close of each fiscal quarter of the Company, the Company shall deliver to all Members a detailed income statement, a cash flow statement and balance sheet for the Company for such fiscal quarter and as of the end of such fiscal quarter, prepared in accordance with GAAP and certified by the Company as fairly presenting the financial condition and results of operations of the Company at and for the periods indicated therein.

                  (b) As early as practicable, but in no event later than thirty
(30) days after the end of each Fiscal Year, the Company shall deliver to all Members unaudited financial statements for the Company for such year prepared in accordance with GAAP. As early as practicable, but in no event later than seventy-five (75) days after the end of each Fiscal Year, the Company shall deliver to all Members financial statements for the Company for such year prepared in accordance with GAAP, audited by a nationally recognized certified public accounting firm selected by the Executive Committee. The Members acknowledge that the Company may reflect under "push down" accounting the Assets contributed by HOVIC on the Company's financial statements at a value different than that assigned to the Assets contributed by PDVSA VI. In that event, the Members agree that such a presentation for financial statement purposes does not in any way affect the Members respective rights under this Agreement (including without limitation under Articles IV, V and IX hereunder). HOVIC agrees to indemnify and hold harmless PDVSA VI from any Damages arising from the application of such "push down" accounting that would not have been incurred had the Assets contributed by each Member been valued at an equivalent amount. Ernst & Young LLP shall act as the Company's accountants during its first year of operation, subject to annual reappointment by the Executive Committee. Such unaudited and audited financial statements shall include, in addition to an income statement, cash flow statement, balance sheet and related footnotes, one or more schedules setting forth in reasonable detail the basis for the calculation of Profits and Losses and other items of income, gain, losses or deductions (including the calculation of each of the significant components thereof) and the allocation of Profits and Losses and such other items pursuant to Article IV (including the calculation of each of the components thereof).

                  (c) The Company shall provide each Member with information sufficient to support such Member's determination of its estimated tax payments, at such times and in such manner as reasonably requested by such Member, which may include such Member's share of taxable income, AMT/ACE adjustments, and capital gains and losses. For purposes of the preceding sentence, a requested time for the provision of information shall be deemed reasonable if such requested time is twelve (12) days after the close of any relevant period, absent unusual circumstances. In the event actual information is not available at the time requested, the Company shall provide reasonable estimates of such information based on the information available at such time. The Tax Committee shall be responsible for delivering to each Member a Form K-1 and such other information with respect to the Company as may be necessary for the preparation of such Member's U.S. Virgin Islands income tax returns, including, without limitation, a statement showing each Member's share of income, loss and credits for such Fiscal Year for U.S. Virgin Islands income tax purposes (A) in draft form, as early as practicable, but in no event later than one hundred eighty (180) days after the end of each Fiscal Year, and comments (if any), must be made within twenty-five (25) days thereafter; and (B) in final form, as early as practicable but not later than twenty five (25) days after the twenty-five (25) day period in (A) above.

                  7.5 Company Information: Confidentiality. (a) Promptly upon request, the Company shall provide each Member with copies of all Company Information. In addition, each Member shall provide the other Member with copies of any Company Information in its possession. Each of the Members, its Affiliates and their respective directors, officers, employees, consultants, counsel or other representatives who have a need to know such information shall have the right to use (i) all Company Information in connection with the ownership, management, business and operations of the Company and (ii) all Company Information (other than Restricted Information) in connection with its own ordinary course of business, whether conducted alone or through joint venture companies; provided that ordinary course of business shall not include licensing to third parties (other than non-exclusive and non-assignable licenses to such joint venture companies).

                  (b) From and after the date hereof, except to the extent otherwise agreed in writing by all Members, each Member agrees to (and shall cause its Affiliates, directors, officers, employees, consultants, counsel and other representatives to) keep confidential and not disclose to any other Person or use in any way any Company Information except as contemplated by Section 7.5(a) (i) and (ii); provided, that the foregoing restriction shall not apply to any Company Information that (i) has entered the public domain other than by breach of this Section 7.5; (ii) was in the possession of the Member prior to its disclosure to or acquisition by the Member as demonstrated by documentary evidence; or (iii) was received by the Member from a third party lawfully in possession of that information and whose disclosure of that information was not in breach of any confidential relationship with the Company known to the Member or (iv) that is, in the opinion of counsel to the disclosing party, required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction and in those circumstances the Member who is required to make the disclosure shall give the Company prompt written notice of that disclosure before it occurs so that the Company shall have sufficient opportunity to prevent such disclosure through appropriate legal means.

                  (c) Notwithstanding the foregoing, a Member may disclose Company Information to any Person with whom such Member enters into bona fide negotiations for the Transfer of all or part of its Interest, or for the financing of any Company activities, or their respective advisors, so long as (i) the Company Information is limited to such information as the potential assignee, transferee or financier, or any such advisor, requires for purposes of evaluating the proposed transaction, and (ii) the potential assignee, transferee, financier, or any such advisor, agrees in writing to abide by confidentiality restrictions identical to those set forth in this Section.

                  (d) The obligations of each Member pursuant to Section 7.5 shall continue for so long as such Member retains an Interest and for a period of three (3) years thereafter.

                  7.6 Insurance. (a) The Executive Committee shall cause the Company to maintain such liability, casualty, property and other insurance, in such amounts, and with such entities, as the Executive Committee may determine. Such insurance shall name the Members as named insureds as to their interests in the Company and provide for a waiver of subrogation with respect to the Members.

                  (b) Notwithstanding the foregoing, the Executive Committee shall cause the Company to acquire, no later than 30 days after the Closing Date, fifty percent (50%) of the insurance coverage set forth in Schedule 7.6 hereto from Jamestown Insurance Co. Limited, and the remaining fifty percent (50%) of such insurance coverage from PVD Insurance Company.

                  7.7 Election of LIFO Accounting Method. The Executive Committee shall select (or ratify a prior selection of) the LIFO method of inventory accounting for book purposes. The Tax Committee shall determine the method of inventory accounting for tax purposes.

                  7.8 Completion of Coker Project. (a) The Company has heretofore received the Coker Project EPC Proposals, including Qualified Bids for the Coker Project other than the Related Coker Facilities. As soon as practicable after the date hereof, the Company shall seek bids for the engineering, permitting, procurement and construction required for the Related Coker Facilities from the Qualified Bidders listed on Schedule 7.8. If one or more Qualified Bids are received by the Company, which when aggregated with the Qualified Bid for the Coker Project other than the Related Coker Facilities are no more than 50% higher than the aggregate amount of the Coker Project EPC Proposals, the Company shall enter into a definitive contract or contracts with
(x) one of the Persons who submitted a Qualified Bid for the Coker Project other than the Related Coker Facilities for the engineering, permitting, procurement and construction of the Coker Project other than the Related Coker Facilities and (y) one or more of the Qualified Bidders for the engineering, permitting, procurement and construction of the Related Coker Facilities, provided that in the aggregate such contracts are no more than 50% higher than the aggregate amount of the Coker Project EPC Proposals, and neither the Company nor either of the Members shall take any steps (or omit to take any steps reasonably within its control) that will delay or frustrate the Coker Project (including without limitation by causing its representatives on the Executive Committee to fail to approve the execution of such contract).

                  (b) The Members agree that the long-range economic and strategic benefits associated with the completion of the Coker Project were the primary reasons for entering into this Agreement and the Related Agreements. Accordingly the Members acknowledge that monetary damages would not be an adequate remedy in the event of a breach of Section 7.8(a) above and each Member hereby agrees that injunctive relief, including specific performance, is the appropriate remedy in such circumstances; provided, however, that a Member in Material Breach (or PDVSA V.I. if an Event of Default has occurred under the Note or the Contingency Amount Note and is continuing) shall not be entitled to such injunctive relief.

                  7.9 Storage and Blending Facilities (a) The Parties agree that PDVSA, or a PDVSA Affiliate designated by PDVSA, shall have the option to discharge, blend and reload foreign barrels at the Refinery and shall also have the option to store U.S. originated barrels, non-U.S. originated barrels or refinery production at the Refinery (collectively, the "Blending and Storage Services"). For these purposes, the Company agrees to make available to PDVSA dedicated storage consisting of up to two No. 6 oil tanks, with a capacity of 265 kb shell each, on the basis set forth in a storage agreement (the "Storage Agreement"), to be negotiated in accordance with this Section, and such agreement shall include an undertaking by PDVSA or any relevant PDVSA Affiliate to comply with all applicable laws and, if the storage is on a month-by-month basis, an undertaking by the Company granting PDVSA the right to exercise an option to use the tanks fifteen (15) days before the commencement of any relevant calendar month. The Company shall negotiate with PDVSA or a designated PDVSA Affiliate a fee with respect to each year (the "Fee") for the Blending and Storage Services, which for the first year of the Storage Agreement shall be no greater than $0.15 per Barrel and no less than $0.085 per Barrel. The Fee shall include storage, agitation, blending and inter-tank transfer fees. The Executive Committee shall review and revise the Fee on an annual basis with reference to the current market rate at the time such review takes place. Further details and other terms and conditions of the Storage Agreement shall be negotiated by the Company and PDVSA or a designated PDVSA Affiliate as soon as practicable after the Closing Date, provided that such negotiations shall be completed no later than forty five (45) days therefrom. The negotiations will include, among other matters, such items as whether the Blending and Storage Services will be provided on a month-by-month basis or on an annual basis.

                  (b) In addition to the foregoing, full or part cargoes assigned to PDVSA or a PDVSA Affiliate under the Product Sales Agreement may be transferred to the dedicated storage tanks. In this case, the inter-tank transfer date will be deemed the bill of lading date for pricing and payment purposes.

                                  ARTICLE VIII

                           TRANSFERS AND RESIGNATIONS

                  8.1 Restriction on Transfers of Interests. During the period prior to the payment in full of the Note and the Contingency Amount Note (the "Restricted Period") and except as otherwise provided in this Agreement, the Note, the Contingency Amount Note or the Security Agreement, a Member may not directly or indirectly sell, pledge, grant a security interest in, transfer or assign, distribute or otherwise dispose of ("Transfer") any or all of its Interest without the prior written consent of the other Members, which consent may be withheld with or without cause and without any liability or accountability to any Person. Any purported Transfer by a Member in violation of this Agreement shall be void ab initio, and shall not bind the Company.

                  8.2 Permitted Transfers of Interests. (a) Notwithstanding the provisions of Section 8.1 and subject to this Section 8.2 at any time:

                  (i) PDVSA V.I. may Transfer all or any part of its Interest to any direct or indirect wholly-owned subsidiary of PDVSA; provided that PDVSA guarantees the performance by such subsidiary of its obligations in respect of such Interest; and

                  (ii) HOVIC may Transfer all or any part of its Interest to any direct or indirect wholly-owned subsidiary of Hess; provided that Hess guarantees the performance by such subsidiary of its obligations in respect of such Interest.

                  (b) If either Member intends to make a Transfer permitted by
Section 8.2(a)(i) or (ii), it shall notify the other Member in writing at least sixty (60) days prior to the date of the intended transfer. If the non-transferring Member notifies the transferring Member within forty-five (45) days after receiving such notice, and demonstrates that such transfer would result in adverse tax consequences to such non-transferring Member as a result of the Company being treated as terminated for U.S. federal or U.S. Virgin Islands income tax purposes, the consent of such non-transferring Member shall be required but shall not be unreasonably withheld.

                  (c) At any time after the Restricted Period, any Member shall have the right to Transfer all (but not less than all) of its Interest to a Qualified Purchaser; provided that such sale is made in compliance with the procedures set forth in Sections 8.2 and 8.3.

                  (d) A Member intending to Transfer its Interest (the "Selling Member") shall after the end of the Restricted Period (but in any event at least six (6) months prior to the proposed date of such Transfer) deliver a written notice of such fact (the "Selling Member's Offer Notice") to the other Member or Members (the "Offeree Members") which shall (i) set forth the proposed price at which the Selling Member will sell its Interest to the Offeree Members (the "Selling Member's Price") and (ii) describe the other terms and conditions of such sale. If the Offeree Members desire to purchase the Interest so offered, the Offeree Members (pro rata based on their Percentage Interests at such time (unless the Offeree Members agree to a different allocation), provided that in the event that any such Offeree Member does not purchase its pro rata portion of the Interest so offered, the other Offeree Members shall have the pro rata right to purchase all such unpurchased Interest) shall, within three (3) months of the receipt by the Offeree Members of the Selling Member's Offer Notice (the "Offeree Member Response Date"), deliver a written notice (the "Offeree Member's Acceptance Notice") to the Selling Member. The Offeree Member's Acceptance Notice shall set forth an irrevocable commitment by the Offeree Members to purchase the Interest so offered at the Selling Member's Price and on the other terms and conditions set forth in the Selling Member's Offer Notice and in Sections 8.2 and 8.3.

                  (e) If the Offeree Member's Acceptance Notice sets forth a commitment to purchase the Interest of the Selling Member at the Selling Member's Price, the closing of the purchase contemplated by the Offeree Member's Acceptance Notice shall take place within three months after delivery of the Offeree Member's Acceptance Notice (subject to extension for up to six months if required to satisfy the condition set forth in Section 8.3(a)(iv)).

                  (f) If the Offeree Members either notify the Selling Member in writing that they have elected not to purchase the Interest of the Selling Member or fail to provide the Offeree Member's Acceptance Notice on or prior to the Offeree Member Response Date, the Selling Member (or, with regard to a Change of Control pursuant to Section 8.4(b), the relevant Affiliate of such Selling Member) shall have three (3) months in which to execute a letter of intent setting forth the terms and conditions of the proposed Transfer or a definitive agreement with any Qualified Purchaser regarding the Transfer to such Qualified Purchaser (subject to the Offeree Member's right of first refusal set forth in Section 8.2(g)) of the Interest of the Selling Member (or with regard to a Change of Control pursuant to Section 8.4(b), the relevant Affiliate of such Selling Member). If the Selling Member (or with regard to a Change of Control pursuant to Section 8.4(b), the relevant Affiliate of such Selling Member) fails to either execute a letter of intent or a definitive Transfer agreement within such period, it shall not again be entitled to invoke the offer procedure set forth in this Section 8.2 during the 18 months following the end of the relevant period.

                  (g) Prior to consummating a proposed Transfer of the Interest of the Selling Member (or with regard to a Change of Control pursuant to Section 8.4(b), the ownership interest of the relevant Affiliate of such Selling Member) to any Qualified Purchaser pursuant to Section 8.2(f), the Selling Member shall provide the Offeree Members with a description of the material terms and conditions of the proposed Transfer (including the proposed Transfer price and structure), together with the letter of intent or definitive agreement relating to such proposed sale (collectively, the "Sale Materials"). The Offeree Members shall thereafter have the right to purchase the Interest of such Selling Member, exercisable by delivery of a written notice to the Selling Member within thirty
(30) days after receipt by the Offeree Member of the Sale Materials. This right of first refusal to buy the Interest of the Selling Member shall be pro rata between the Offeree Members based on their Percentage Interests at such time (unless the Offeree Members agree to a different allocation), provided that in the event that any Offeree Member does not exercise its right of first refusal with respect to the pro rata portion of the Interest so offered, the other Offeree Member or Members shall have the right to purchase all such unpurchased Interest. The Offeree Members' notice shall set forth an irrevocable commitment by the Offeree Members to purchase the Interest of the Selling Member on the same terms and conditions as set forth in the Sale Materials. The closing of such sale shall take place within 60 days after the delivery of such notice by the Offeree Members or Member, subject to reasonable extension if required to satisfy the condition set forth in Section 8.3(iv). If the Offeree Members or Member fails to deliver such written notice to the Selling Member within such 30-day period, the Selling Member shall be free to consummate its proposed sale to the Qualified Purchaser in accordance with such Sale Materials; provided, however, that, if the Selling Member fails to consummate such transaction within six (6) months after the expiration of such 30-day period (if a definitive agreement relating to the proposed sale has not yet been entered into) or within three (3) months (if such a definitive agreement has been entered into), it shall not again be entitled to invoke the offer procedures set forth in this
Section 8.2 during the eighteen (18) months following the end of the relevant period.

                  (h) Upon the consummation of any purchase and sale to an Offeree Member pursuant to Section 8.2(g), the Selling Member shall deliver the Interest of the Selling Member, free and clear of all Liens, together with duly executed written instruments of transfer with respect thereto, in form and substance reasonably satisfactory to the purchaser of such Interest, against (i) delivery of the cash portion of the offer price for such Interest by wire transfer, in immediately available funds, to the account of the Selling Member designated for such purpose (such designation to be made at least two Business Days prior to the date of such purchase and sale) and (ii) delivery of any other consideration as required by the definitive agreement for such purchase and sale.

                  8.3 Conditions to Transfers of Interests. (a) Any Transfer of Interests shall be subject to the satisfaction of the following conditions:

                  (i) unless otherwise provided in this Agreement, a duly executed and acknowledged written instrument of Transfer shall have been delivered to the Company, which instrument shall specify the Interest being transferred and shall set forth the intention of the transferor that the transferee succeed to the transferor's Interest as a substituted Member in the transferor's place;

                  (ii) the transferor and the transferee shall have executed, acknowledged and delivered such other instruments as the Executive Committee may deem reasonably necessary or desirable to effect such substitution, including the written acceptance and adoption by the transferee of the provisions of this Agreement;

                  (iii) the transferee pays or reimburses the Company for any legal, filing and publication costs that the Company incurs in connection with the admission of the transferee as a Member;

                  (iv) any and all necessary governmental consents have been obtained, including any required approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the Members agreeing to cooperate and to cause their Affiliates to cooperate in the preparation and filing of any and all reports or other submissions required in connection with obtaining such governmental consents and in obtaining any necessary third party approvals); and

                  (v) the transferee makes customary representations and warranties regarding due execution, due organization, good standing, requisite power, enforceability and absence of conflicts to the Company and the other Members as of the date of the Transfer.

                  (b) Notwithstanding any other provision of this Agreement, no Transfer by a Member of any of its Interest may be made if it (i) would require filing of a registration statement under, or would violate, any U.S. Virgin Islands, U.S. federal, state or foreign securities laws or regulations, or (ii) would violate any loan documents or other agreements to which the Company is a party or by which the Company is bound.

                  (c) Any permitted transferee of an Interest in accordance with the provisions of this Agreement (other than in accordance with Section 8.2(c)) shall automatically become a

Member of the Company. Admission of any other Person as a Member of the Company shall require the written consent of all of the Members.

                  8.4 Change of Control. (a) Any Change of Control with respect to a Member (the "Subject Member") will give rise to the rights in favor of the other Member (the "Non-Subject Member") and restrictions set forth in this
Section 8.4.

                  (b) If, at the time of any proposed transaction occurring after the end of the Restricted Period that would result in a Change of Control, all or substantially all of the assets of the Subject Member (or any parent company of such Subject Member) are directly or indirectly comprised of the Subject Member's Interest, then such Change of Control shall be deemed to be a Transfer and shall be subject in all respects to Sections 8.2(d), 8.2(e), 8.2(f), 8.2(g), 8.2(h) and 8.3.

                  (c) Promptly after becoming subject to any transaction that would result in a Change of Control that involves the equity interests or voting rights in any company that owns (directly or indirectly) substantial assets in addition to the Subject Member's Interests, the Subject Member shall deliver a notice thereof to the Non-Subject Member, containing the following information:

                  (i) the name and jurisdiction of organization of the Person that will control the Subject Member upon the consummation of the Change of Control transaction and of the ultimate parent of such Person;

                  (ii) a summary of the proposed terms of the Change of Control transaction, including, without limitation, all financial terms and conditions, the value of any non-monetary assets proposed to be used as consideration in such transaction and the value allocated to the Subject Member's Interest in such transaction; and

                  (iii) the proposed date of consummation of the Change of Control transaction.

                  (d) If a Non-Subject Member objects to the value allocated to the Subject Member's Interest specified in the notice within sixty (60) days of its receipt of such notice, the Non-Subject Member shall have the right to request that the value properly allocable to such interest in the change of control transaction be determined by an investment bank jointly chosen by the Members (or, if the Members cannot agree on an investment bank within fifteen
(15) days of such request, an investment bank appointed by the President of the International Chamber of Commerce), which investment bank shall be instructed to deliver its opinion within sixty (60) days of its engagement. The Company shall bear the costs and expenses of such investment bank. The allocated value notified in the notice specified above or, if applicable, determined by the investment bank as set forth above, shall be referred to herein as the "Allocated Value."

                  (e) Following delivery of the notice specified in Section 8.4(b) or, if applicable, the determination of the Allocated Value by the investment bank selected in accordance with Section 8.4(d), the Non-Subject Member shall have the right, by providing notice to the Subject Member no later than three (3) months after such notice or determination, to acquire the Subject

Member's Interest, for a price equal to the Allocated Value and on the payment terms and other terms and conditions applicable to the notified change of control transaction. Any Transfer by the Subject Member to any other Member effected pursuant to this Section 8.4 shall be exempt from the consent requirements set forth in Section 8.1. The Non-Subject Member may exercise its acquisition rights under this Section 8.4 either directly or by designating another Person to exercise such rights in such Non-Subject Member's stead for a price equal to the Allocated Value and on the payment terms and other terms and conditions applicable to the notified Change of Control transaction.

                  (f) If the Non-Subject Member elects to purchase the Subject Member's Interest pursuant to Section 8.4(e), the closing of the purchase contemplated thereby shall take place within three months after delivery of an acceptance notice pursuant to Section 8.4(e) (subject to extension for up to six months if required to satisfy the condition set forth in Section 8.3(a)(iv)).

                  (g) If the Non-Subject Member either notifies the Subject Member in writing that it has elected not to purchase the Interest of the Subject Member or fails to provide an acceptance notice within the time period specified in Section 8.4(e), the Change of Control transaction may be consummated within three (3) months (subject to reasonable extension if required to obtain any necessary governmental consents) in accordance with the terms and conditions described in the notice provided pursuant to Section 8.4(c). If such Change of Control transaction is not consummated within such period, then the Subject Member shall so notify the Non-Subject Member.

                  8.5 Unauthorized Change of Control. In addition to, and without limitation of any other rights or remedies available under any Related Agreement, if a Change of Control of a Member takes place (a) other than in accordance with the provisions of Section 8.4, (b) prior to the end of the Restricted Period or (c) that would result in any interest in such Member being owned, directly or indirectly, by a Person that is not a Qualified Purchaser, then (without limiting any other rights that the Non-Subject Member may have)
(i) the Non-Subject Member shall have the right to request that the Allocated Value be determined by an investment bank chosen in accordance with Section 8.4(d) (except that the fees and expenses of the relevant investment bank shall be borne by the Subject Member), (ii) the Subject Member shall be deemed to have granted to the Non-Subject Member a call option, exercisable for a period of one year from the date upon which the Non-Subject Member first learns of the Change of Control, enabling the Non-Subject Member to purchase the Subject Member's Interest at a price equal to the Allocated Value minus twenty percent (20%), and
(iii) the Subject Member shall be deemed to have granted to the Non-Subject Member a put option, exercisable for a period of one year from the date upon which the Non-Subject Member first learns of the Change of Control, enabling the Non-Subject Member to sell the Non-Subject Member's Interest to the Subject Member at a price equal to the Allocated Value plus twenty percent (20%) plus an amount equal to any capital gains tax that might be incurred by the Non-Subject Member as a result of such sale; provided, however, that the Non-Subject Member may not exercise both of such options.

                  8.6 Resignation. No Member may resign from the Company, other than as a result of a permitted Transfer of all of such Member's Interest or the purchase of all of such Member's Interest by another Member in accordance with this Agreement.

                                   ARTICLE IX

                                   DISSOLUTION

                  9.1 Dissolution Events. Except as set forth in this Article IX, no Member shall have the right to dissolve the Company. The Company shall not be dissolved by the admission of substituted or new Members pursuant to
Article VIII. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a "Dissolution Event"):

                  (a) the sale or disposition of all or substantially all of the Property;

                  (b) unanimous election to that effect by all Members;

                  (c) the election to that effect by a Member following: (i) the institution by any other Member of bankruptcy proceedings, or (ii) the filing against any other Member of bankruptcy proceedings which are not stayed or withdrawn within one-hundred and twenty (120) days of such institution or filing; or

                  (d) at any time there are no Members (unless the business of the Company is continued in accordance with the Act).

                  9.2 Winding-Up. (a) Upon the dissolution of the Company, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs; provided that, except as otherwise expressly provided herein, all covenants contained in this Agreement and all obligations provided for in this Agreement shall continue until such time as all of the assets or the proceeds from the sale thereof have been distributed pursuant to this Section 9.2(a) and the Company has been terminated. The Executive Committee or any Person elected by the Executive Committee (the Executive Committee or such other Person being referred to herein as the "Liquidator") shall be the "liquidating trustee" of the Company and shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company's liabilities and Property, and the Property shall be liquidated as promptly as is consistent with obtaining the fair market value thereof, and the proceeds therefrom shall be applied and distributed in the following order, subject to any different requirements of law: (i) first, to the satisfaction of creditors of the Company, including Members who are creditors, to the extent permitted by law, whether by payment or the making of reasonable provision for payment thereof; and (ii) the balance, if any to the Members in accordance with their respective Capital Accounts; provided that, until the end of the Restricted Period, any such distributions to be made to PDVSA V.I. shall be made to HOVIC until HOVIC has received payment in full of all amounts outstanding and unpaid under, first, the Note and, second, the Contingency Amount Note, including all outstanding principal (including, in the case of the Note, all outstanding principal irrespective of whether such principal is then due and payable) and all accrued and unpaid interest up to and including the date of payment hereunder. For distribution and capital account purposes, any such payment shall be considered a Distribution to PDVSA V.I. followed by PDVSA V.I.'s payment of that amount to HOVIC in respect of, first, the Note or, second, the Contingency Amount Note, as appropriate. The Liquidator shall, as promptly as possible, present to the Members for approval a proposed plan of liquidation containing such detail concerning the disposition of the Property, anticipated revenues from such dispositions, Persons to be engaged to effect such dispositions, and other matters, as shall be reasonably requested. Any such plan of liquidation that is approved by the Liquidator and the Members is called the "Approved Plan of Liquidation." The Liquidator shall effect the liquidation of the Company substantially in accordance with the Approved Plan of Liquidation.

                  (b) Notwithstanding the provisions of Section 9.2(a) which require liquidation of the Property, but subject to the order of priorities set forth therein, if prior to or following dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Property would be impractical or would cause undue loss to the Members, the Liquidator may defer for a reasonable time the liquidation of any Property except as is necessary to satisfy liabilities of the Company (including to Members in their capacity as creditors) and/or distribute to the Members in lieu of cash, as tenants in common and in accordance with the provisions of Section 9.2(a), undivided interests in such Property as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made subject to such conditions relating to the disposition and management of the Property as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such Property at such time. The Liquidator shall determine the Fair Market Value of any Property distributed in kind.

                  (c) In the discretion of the Liquidator, a pro rata portion of the Distributions that would otherwise be made to the Members pursuant to this
Article IX may be (i) distributed to a trust established for the benefit of the Members for the purposes of liquidating the Property, collecting amounts owed to the Company and paying any contingent, conditional or unmatured liabilities or obligations of the Company, and the assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same manner and priority as such assets would have been distributed by the Company to the Members pursuant to Section 9.2(a), or (ii) withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to collect the unrealized portion of any installment obligations owed to the Company; provided that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 9.2(a) as soon as practicable.

                  (d) No value shall be attributed to the firm name of the Company, or to the right of its use, or to the goodwill appertaining to the Company or its business, for any purposes under this Agreement.

                  (e) All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Section 736(b)(l) of the Code, including the interest of such Member in Company goodwill.

                  (f) During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 9.2 (the "Liquidation Period"), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article IV.

                  9.3 Negative Capital Accounts. In the event the Company is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Article IX to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

                  9.4 Rights of the Members. The Members shall look solely to the assets of the Company for the return of their Capital Contributions.

                  9.5 Notice of Dissolution. If an event of dissolution described in Section 9.1(a) occurs, the Liquidator shall, as soon as practicable, but in no event later than thirty (30) days thereafter, provide written notice thereof to each of the Members. In addition, the Executive Committee shall promptly notify the Members of any imminent event of dissolution of which it is aware.

                  9.6 Termination of the Company. Upon the completion of the liquidation of the Property as provided in Section 9.2, the Company shall be terminated, a certificate of cancellation shall be filed with the Lieutenant Governor of the U.S. Virgin Islands, all qualifications of the Company as a foreign limited liability company in jurisdictions other than the U.S. Virgin Islands shall be canceled, and such other actions as may be necessary to terminate the Company shall be taken, including without limitation any filings with tax authorities.

                  9.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its Property pursuant to Section 9.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of winding-up and liquidation.

                  9.8 Contribution to New Company. Notwithstanding any other provision of this Article IX, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company's debts and other liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for U.S. Virgin Islands income tax purposes, the Company shall be deemed to have contributed all of its Property and liabilities to a new limited liability company in exchange for an interest in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new company to the Members.

                                    ARTICLE X

                                 INDEMNIFICATION

                  10.1 Indemnification. (a) The Company shall, to the fullest extent permitted by Legal Requirements, indemnify, hold harmless and defend each officer and employee of the Company or any of its wholly-owned subsidiaries (and may so indemnify some or all of the officers and employees of any other subsidiary of the Company) against any and all Damages arising from or in connection with or related to this Agreement, any Related Agreement or the Company Business.

                  (b) The Company shall, to the fullest extent permitted by Legal Requirements, indemnify, hold harmless and defend the Members and their Affiliates and their respective directors, officers, employees, consultants, shareholders, members, agents and representatives, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of the Company Business, except to the extent (i) such Damages are incurred by such indemnified party in its capacity as a party to any agreement with the Company other than this Agreement or (ii) that it is finally judicially determined that such Damages arose out of or were related to actions or omissions of the indemnified Member, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) constituting (a) bad faith, fraud, intentional violation of law or intentional misconduct or (b) a Material Breach. The Company shall reimburse any Person entitled to indemnity under this Section for its legal and other expenses incurred in connection with defending any claim (other than a claim by the Company or a Member) with respect to such Damages if such Person shall agree to reimburse promptly the Company for such amounts if it is finally judicially determined that such Person was not entitled to indemnity hereunder.

                  (c) Each Member hereby agrees, to the fullest extent permitted by Legal Requirements, to indemnify, hold harmless and defend each other Member, its Affiliates or any of their respective officers, directors and employees from and against the indemnifying Member's share of any Damages (calculated in accordance with the indemnifying Member's Percentage Interest at the time any such Damages were incurred) arising out of the Company Business (including any Damages resulting from a claim asserted by a third party), except to the extent
(i) such Damages are incurred by such indemnified party in its capacity as a party to any agreement with the Company other than this Agreement or (ii) that it is finally judicially determined that such Damages arose out of or were related to actions or omissions of the indemnified Member, its Affiliates or any of their respective officers, directors and employees (acting in their capacity as such) constituting (a) bad faith, fraud, intentional violation of law or intentional misconduct or (b) a Material Breach; provided, however, that such indemnified Member, its Affiliates or any of their respective officers, directors and employees shall not be entitled to indemnity under this Section unless (x) the indemnified Member makes a written demand for indemnification from the Company in accordance with Section 10.1(a) and the Company shall fail to satisfy such demand in a manner reasonably satisfactory to the indemnified Member within sixty (60) days of such notice or (y) the Company is insolvent or otherwise unable to satisfy its obligations.

                  (d) Each Member hereby agrees, to the fullest extent permitted by Legal Requirements, to indemnify, defend and hold harmless the Company and each other Member and its Affiliates and each director, officer and employee of such other Member and its Affiliates from and against any and all Damages arising out of any act of, or any purported assumption of any obligation or responsibility by, such indemnifying Member or its Affiliates, or any of the directors, officers or employees of such indemnifying Member or its Affiliates, in violation of this Agreement.

                  (e) Promptly after receipt by a Person entitled to indemnification under this Section 10.1 (an "Indemnified Party") of notice of any pending or threatened claim against it (an "Action"), such Indemnified Party shall give notice to the Person to whom the Indemnified Party is entitled to look for indemnification (the "Indemnifying Party") of the commencement thereof, provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party hereunder, except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby. In case any Action that is subject to indemnification under Section 10.1(a) or
(b) is brought against an Indemnified Party and notice is given to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of any such Action that is subject to indemnification under
Section 10.1(a) or (b), the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such Action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Action on the Indemnified Party's behalf); (iii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Action; or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of such Action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (I) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party or its Affiliate and (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

                  (f) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim being asserted by a third party, the Indemnified Party shall as promptly as is practical notify the Indemnifying Party as provided in Section 11.5 of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual prejudice to the Indemnifying Party.

                  10.2 Duration. This Article X and Article XI shall survive the dissolution and winding up of the Company.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the U.S. Virgin Islands (without regard to conflict of laws principles).

                  11.2 Submission to Jurisdiction; Appointment of Agent for Service of Process; Waiver of Objection to Venue. (a) Each Member and the Company hereby irrevocably agrees that any legal action or proceeding against it arising out of or concerning this Agreement shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. Section 1441. Each Member and the Company hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently at 1633 Broadway, New York, New York 10019 as its lawful agent to receive for and on its behalf service of process in the State of New York in any such action or proceeding and irrevocably consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to its address as specified in or pursuant to
Section 11.5. Any service made on such agent or its successor shall be effective when delivered regardless of whether notice thereof is given to the affected Member or the Company. If any Person or firm designated as agent hereunder shall no longer serve as agent of such Member to receive service of process in the State of New York, the Member so affected shall be obligated promptly to appoint a successor to so serve; and, unless and until such successor is appointed and the other Members notified of the same in writing, service upon the last designated agent shall be good and effective. Each Member hereby agrees to at all times maintain an agent to receive service of process in the State of New York pursuant to this Section 11.2. The foregoing provisions of this Section
11.2 shall not affect, limit or prevent any Member from serving process in any other manner permitted by law.

                  (b) Each Member irrevocably waives any objection to the venue of the courts designated in Section 11.2(a) (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

                  (c) Each Member hereby agrees that the activities contemplated hereby are commercial in nature. To the extent that any Member has or hereafter may acquire any immunity from jurisdiction of any court, or from attachment in aid of execution or any other legal process (other than prejudgment attachment) in any action or proceeding in any manner arising out of this Agreement with respect to itself or its assets, such Party hereby irrevocably agrees not to invoke such immunity as a defense and irrevocably waives such immunity. Each Member also agrees that any trial arising out of, or in connection with, a claim against it arising out of this Agreement or the transaction contemplated hereby shall be before the court and each Member's right to a trial by jury is hereby waived.

                  11.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

                  11.4 Third Party Rights. This Agreement is not intended to confer any benefits upon, or create any rights in favor of, any Person or entity other than the Members.

                  11.5 Notices. All notices, demands, instructions, waivers, consents or other communications to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or registered mail, return receipt requested, as follows:

                  if to PDVSA V.I.:

                           PDVSA V.I., Inc.
                           1A Frederiksberg Gade
                           St. Thomas, U.S. Virgin Islands  00802
                           Telephone:  (340) 774-4422
                           Facsimile:  (340) 776-3860
                           Attention:  George Dudley

                           with a copy to:

                           PDVSA Petroleo y Gas, S.A.
                           Division de Manufatura y Mercadeo
                           Av. Libertador, Edificio PDVSA
                           Torre Oeste, La Campina
                           Caracas 1060-A, Venezuela
                           Telephone:  58-2-708-3097
                           Facsimile: 58-2-708-1781
                           Attn: Consultor Juridico
                  if to HOVIC:

                           Hess Oil Virgin Islands Corp.
                           Kingshill
                           P.O. Box 127
                           St. Croix, U.S. Virgin Islands 00851-0127
                           Attention:  Vice-President

                  with a copy to:

                           Amerada Hess Corporation
                           1185 Avenue of the Americas
                           New York, NY  10036
                           Attention:  General Counsel
                           Telephone:  (212) 536-8576
                           Fax:  (212) 536-8339

or to such other address as hereafter shall be furnished as provided in this
Section 11.5 by any of the Members to the other Members.

                  11.6 Waiver and Amendments. No waiver shall be deemed to have been made by any Member of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Member granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Members.

                  11.7 Headings. The headings contained in this Agreement are for convenience of reference only and shall not in any way affect, the meaning or interpretation of this Agreement.

                  11.8 Entire Agreement. This Agreement (including the Exhibit hereto, which are hereby incorporated in the terms of this Agreement) sets forth the entire understanding and agreement among the Members as to the matters covered herein and therein and supersedes any prior understanding, agreement or statement (written or oral) of intent, with respect to such matters. Without limiting the generality of the foregoing, this Agreement replaces and supersedes the Limited Liability Company Agreement of the Company dated as of July 2, 1998.

                  IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first herein written above.

                                        PDVSA V.I., INC.


                                        By: /s/ MIGUEL QUINTERO
                                           _____________________________________
                                           Name:  Miguel Quintero
                                           Title: Vice President


                                        HESS OIL VIRGIN ISLANDS CORP.


                                        By: /s/ JOHN B. HESS
                                           _____________________________________
                                           Name:  John B. Hess
                                           Title: Chairman of the Board

                                                                       EXHIBIT A


                              Distribution Protocol


                  On or prior to the twentieth (20th) day following the final day of each Distribution Period, the chief operating officer (or such other officer designated by the chief operating officer and responsible for the financial and/or accounting function of the Company) shall prepare and submit to the Executive Committee a Report of Distributable Cash, prepared in accordance with the following description.

                  "Distributable Cash" in respect of any Distribution Period means an amount equal to the cumulative net income of the Company since inception through such Distribution Period, determined in accordance with U.S. GAAP, plus or minus, on a cumulative basis from inception through such Distribution Period, without duplication, the following items for the Company:

         (a) plus, (1) depreciation and amortization (including asset impairment) deducted in calculating net income (other than depreciation and amortization with respect to (i) the Coker Project, and (ii) any other Financed Assets (as defined below) in the same proportion that the Coker Project and such other Financed Assets are financed), (2) turnaround amortization and accruals, and (3) net losses on sales of assets; and minus net gains on sales of assets;

         (b) minus, $8,000,000 paid to the U.S. Virgin Islands pursuant to the Concession Amendment (to the extent not taken into account in the determination of net income);

         (c) plus, proceeds from sales of assets (except sales in connection with a sale and leaseback or other comparable financing transactions);

         (d)      minus, cash paid for turnarounds;

         (e) minus, $12.5 million for capital expenditures (other than (i) the Coker Project and (ii) Financed Assets) per Distribution Period, regardless of whether or not actually expended (each a "Capex Allowance");

         (f) plus, any portion of any Capex Allowance that has not been actually expended within the current Distribution Period and one year after the end of the current Distribution Period in which it arose, taking into account on a cumulative basis all capital expenditures (other than (i) the Coker Project and (ii) other Financed Assets) during such Distribution Period and such year;

         (g) minus, Distributable Cash for prior Distribution Periods that has actually been distributed.

                  As used above, "Financed Assets" means capitalized assets acquired after the Effective Time and financed in whole or in part by specifically associated borrowings from third parties (including without limitation lease financings or vendor credits) as identified and agreed by the Executive Committee.

                  Only Distributable Cash (as calculated pursuant to the preceding provisions) shall be taken into account for purposes of calculating any Excess Distributions under the Contingency Amount Note; provided, however, that if the Company is prohibited from distributing any or all of such Distributable Cash as a result of the terms of any Indebtedness, the provisions of Section 5.7 shall apply.

                  On or prior to the thirtieth (30th) day following the end of the Distribution Period, the Executive Committee shall meet to approve the Report of Distributable Cash. The Executive Committee shall declare a distribution in the amount of Distributable Cash, plus any other amount upon which it may agree, subject to Section 1406 of the Act and any requirements or limitations imposed by any indebtedness; provided, however, that such other amount shall not be taken into account for purposes of calculating any Excess Distribution under the Contingency Amount Note.